EXHIBIT 10.1
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                           ASSET PURCHASE AGREEMENT

                                 by and among

                          RCN Telecom Services, Inc.

                                  as Seller,

                                RCN Corporation

                                      and

                    Patriot Media & Communications CNJ, LLC


                                 as Purchaser





Dated as of August 27, 2002





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                               TABLE OF CONTENTS


ARTICLE I CERTAIN DEFINITIONS.......................................................................1

         Section 1.1       Definitions..............................................................1
         Section 1.2       Interpretation..........................................................15

ARTICLE II SALE AND PURCHASE OF ASSETS.............................................................16

         Section 2.1       Transfer of Assets......................................................16
         Section 2.2       Assumed Liabilities.....................................................17
         Section 2.3       Purchase Price..........................................................19
         Section 2.4       Post-Closing Adjustment.................................................20
         Section 2.5       Purchase Price Allocation...............................................23
         Section 2.6       Closing; Deliveries by the Parties......................................23
         Section 2.7       Nonassignable Assets....................................................25
         Section 2.8       No Licenses.............................................................26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER...............................................26

         Section 3.1       Organization............................................................26
         Section 3.2       Authority...............................................................26
         Section 3.3       No Conflict; Required Filings and Consents..............................26
         Section 3.4       Compliance With Law.....................................................27
         Section 3.5       Financial Information...................................................27
         Section 3.6       Absence of Certain Changes or Events....................................28
         Section 3.7       Title to Assets; Sufficiency of Conveyed Assets.........................29
         Section 3.8       Material Assumed Contracts..............................................29
         Section 3.9       Real Property...........................................................30
         Section 3.10      Licenses................................................................31
         Section 3.11      Environmental Matters...................................................32
         Section 3.12      Taxes...................................................................33
         Section 3.13      Employee Matters........................................................33
         Section 3.14      Litigation..............................................................34
         Section 3.15      Brokers.................................................................34
         Section 3.16      System Data.............................................................34
         Section 3.17      Partnership Interest....................................................35
         Section 3.18      Retransmission Consents; Must-Carry Elections...........................35
         Section 3.19      Copyright Fee Payment...................................................35
         Section 3.20      Bonds...................................................................36
         Section 3.21      Overbuild...............................................................36
         Section 3.22      Home Link Distributions.................................................36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................36

         Section 4.1       Organization............................................................36
         Section 4.2       Authority...............................................................36
         Section 4.3       No Conflict; Required Filings and Consents..............................36
         Section 4.4       Litigation..............................................................37
         Section 4.5       Financing...............................................................37
         Section 4.6       Brokers.................................................................38
         Section 4.7       Investigation by Purchaser..............................................38
         Section 4.8       Purchaser Qualifications................................................38

ARTICLE V COVENANTS................................................................................39

         Section 5.1       Conduct of the Business.................................................39
         Section 5.2       Access to Information; Confidentiality; Cooperation.....................40
         Section 5.3       Appropriate Action; Consents; Filings...................................43
         Section 5.4       Further Assurances......................................................45
         Section 5.5       Tax Matters.............................................................45
         Section 5.6       Publicity...............................................................46
         Section 5.7       Certain Provisions Relating to the Transfer.............................46
         Section 5.8       Transferred Employees...................................................47
         Section 5.9       Use of Seller's Trademarks and Logos....................................48
         Section 5.10      Contacts with Employees.................................................49
         Section 5.11      Use of Intellectual Property............................................49
         Section 5.12      Continuation of Certain Accounts........................................50
         Section 5.13      Covenant Not to Compete, Solicit........................................50
         Section 5.14      Financing...............................................................51
         Section 5.15      Inventory...............................................................51
         Section 5.16      Audited Financial Statements............................................51
         Section 5.17  Rebuild.....................................................................52
         Section 5.18      Purchase of Home Link Minority Interests................................53
         Section 5.19      Schedule of Retransmission Consents and Must-Carry Elections............53
         Section 5.20      Payment of Certain Intercompany Balances................................53
         Section 5.21      2002 Rebuild Commitment.................................................53
         Section 5.22      Home Link 754 Election..................................................54
         Section 5.23      Home Link Taxes.........................................................54

ARTICLE VI CONDITIONS..............................................................................54

         Section 6.1       Conditions to Each Party's Obligations..................................54
         Section 6.2       Conditions to Obligations of Purchaser..................................54
         Section 6.3       Conditions to Obligations of Seller.....................................56

ARTICLE VII TERMINATION AND AMENDMENT..............................................................56

         Section 7.1       Termination.............................................................56
         Section 7.2       Effect of Termination...................................................58
         Section 7.3       Amendment...............................................................59
         Section 7.4       Extension; Waiver.......................................................59
         Section 7.5       Termination Payment.....................................................59
         Section 7.6       Specific Performance....................................................59

ARTICLE VIII SURVIVAL; INDEMNIFICATION.............................................................60

         Section 8.1       Survival Period.........................................................60
         Section 8.2       Indemnification.........................................................60
         Section 8.3       Indemnification Procedures..............................................61
         Section 8.4       Limitation of Liability.................................................62
         Section 8.5       Other Matters...........................................................63

ARTICLE IX MISCELLANEOUS...........................................................................65

         Section 9.1       Notices.................................................................65
         Section 9.2       Descriptive Headings....................................................66
         Section 9.3       Counterparts............................................................66
         Section 9.4       Entire Agreement........................................................66
         Section 9.5       Fees and Expenses.......................................................66
         Section 9.6       Governing Law...........................................................67
         Section 9.7       WAIVER OF JURY TRIAL....................................................67
         Section 9.8       Assignment..............................................................67
         Section 9.9       Parties in Interest.....................................................68
         Section 9.10      Interpretation..........................................................68
         Section 9.11      Severability............................................................68
         Section 9.12      Payments................................................................68
         Section 9.13      Bulk Sales Laws.........................................................68
         Section 9.14      Disclosure..............................................................68
         Section 9.15      Waiver..................................................................68


EXHIBITS

Exhibit A -       Bill of Sale
Exhibit B -       Assignment and Assumption Agreement
Exhibit C -       Transition Services Agreement
Exhibit D -       Form of Quit Claim Deed
Exhibit E -       Purchase Price Escrow Agreement
Exhibit F -       Form of Outside Corporate Counsel Opinion
Exhibit G -       Form of FCC Regulatory Opinion
Exhibit H -       Form of Indemnification Escrow Agreement
Exhibit I -       Spectrum Commitment Letter
Exhibit J -       Assignment and Assumption of Lease
Exhibit K -       Form of New Jersey Regulatory Opinion
Exhibit L -       Form of In-house Corporate Opinion



         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 27th day of August, 2002, by and between RCN Telecom Services, Inc., a Pennsylvania corporation ("Seller"), Patriot Media & Communications CNJ, LLC, a Delaware limited liability company ("Purchaser"), and RCN Corporation, a Delaware corporation ("RCN") (but only with respect to Sections 5.13 and 7.6 hereof).


                             W I T N E S S E T H:

         WHEREAS, Seller is engaged in the business of providing cable services, including analog and digital video and high speed data services, and voice resale services in the Territory;

         WHEREAS, Purchaser has agreed to acquire from Seller, and Seller has agreed to sell to Purchaser, the Conveyed Assets on the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchaser has agreed to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                  ARTICLE I

                              CERTAIN DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" shall mean all accounts receivable and notes receivable of Seller outstanding as of the Closing Date which represent amounts owed to Seller (i) by current or former subscribers to any of the services provided by the Seller Business, including, but not limited to, individual subscribers and obligors on bulk service accounts, (ii) with respect to advertising sales (national and local) related to the System, (iii) with respect to tower rentals related to the System, and (iv) with respect to any other activities exclusively related to the System.

         "Adjustment Certificate" shall have the meaning ascribed to it in
Section 2.3(c).

         "Affiliate" of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "Agreement" shall have the meaning ascribed to it in the preamble hereto.

         "Allocation Arbiter" shall have the meaning ascribed to it in Section
2.5 hereof.

         "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in substantially the form of Exhibit B hereto.

         "Assumed Contracts" shall mean all (i) Right of Entry Agreements,
(ii) subscription Contracts with subscribers to any of the services provided by the Seller Business, (iii) Real Property Leases with respect to which Seller is a party, (iv) Contracts to which Seller is a party and which relate exclusively to the Business, including those Contracts listed on Section 3.8(a) of the Seller Disclosure Schedule, (v) Partnership Contracts and (vi) in the case of those Contracts referred to in clauses (i) through (iv) above, comparable Contracts entered into by Seller from the date hereof to the Closing Date in accordance with the terms of this Agreement; provided, that Assumed Contracts shall not be deemed to include any Excluded Contracts.

         "Assumed Liabilities" shall have the meaning ascribed to it in
Section 2.2(a).

         "Basic Video Service" means the level of video programming services that includes all retransmitted off-air broadcast signals and those signals identified on Section 1.1(a) of the Seller Disclosure Schedule.

         "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit A hereto.

         "Books and Records" shall mean all files, documents, instruments, papers, books and records of Seller used exclusively in the conduct of the Business (excluding any personnel records of Employees (other than Transferred Employees) that Seller is prohibited from disclosing under applicable Law or confidentiality agreements with such Employees, and Tax Returns and related documentation), including customer lists and account records, computer files, operating data and plans and system design prints with respect to the Systems, in electronic and/or paper form, and financial information with respect to the Home Link Business.

         "Business" shall mean the Seller Business and the Home Link Business, taken as a whole.

         "Business Day" shall mean any day on which banks are not required or authorized to close in New York, New York.

         "Claim" shall have the meaning ascribed to it in Section 8.3(a).

         "Claim Notice" shall have the meaning ascribed to it in Section
8.3(a).

         "Closing" shall have the meaning ascribed to it in Section 2.6(a).

         "Closing Date" shall have the meaning ascribed to it in Section
2.6(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Communications Act" shall mean the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996; the Copyright Act of 1976 and all rules and regulations of the FCC and the Copyright Office, as such statutes and rules and regulations may be amended from time to time.

         "Completion Date" shall have the meaning ascribed to it in Section
5.17 hereof.

         "Confidentiality Agreement" shall have the meaning ascribed to it in
Section 5.2(b).

         "Contract" means any written agreement, arrangement, understanding, lease or instrument or other contractual or similar arrangement.

         "control" (including the terms "controlled by" and "under common control with") means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

         "Conveyed Assets" shall have the meaning ascribed to it in Section 2.1(a).

         "Deed" shall mean a quitclaim deed substantially in the form of Exhibit D hereto.

         "Designated Employee" shall have the meaning ascribed to it in
Section 5.8(a).

         "Dial-Up Network" shall mean the network used by Seller to provide dial-up Internet services, including upstream access to one-way cable modem customers of the Business; provided, that, Dial-Up Network shall not include phone modems owned by Seller and held in Inventory or located on the premises of one-way cable modem customers in the Territory.

         "Dish Buy-back Promotion" shall mean the promotion identified on the first page of Section 1.1(d) of the Seller Disclosure Schedule item 4, related to the buy back of a subscriber's dish.

         "EBITDA Adjustment" shall mean an amount equal to the product of (A)
13.24 and (B)(i) $18,500,000 minus (ii) the product of (x) EBITDA relating to Seller's and Home Link's business of providing cable services (including revenue generating activities related to cable services such as advertising), including analog and digital multichannel video programming and high speed data services (but not two-way dial up phone internet services), by means of the Systems, and voice resale services, in each case within the Territory for the three (3) full calendar months prior to the Closing Date and (y) four (4). For purposes of this definition, EBITDA shall be calculated in accordance with and consistent with the accounting practices used to prepare the line item "EBITDA Including All Allocations" set forth on 2002 Financial Information; provided, that EBITDA shall exclude (i) any non-recurring expenses or benefits for such period (including, without limitation, all costs and expenses incurred in connection with the execution and delivery of this Agreement) and
(ii) for January 1, 2003 through March 3l, 2003, the aggregate amount of increases since December, 2002 in programming costs pursuant to contracts with programmers (not to exceed $109,000 per month in the aggregate) divided by two
(2).

         "Employees" shall have the meaning ascribed to it in Section 3.13(a).

         "Employee Meeting" shall have the meaning ascribed to it in Section
5.8 hereof.

         "Environmental Laws" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

         "Equipment" means all towers, tower equipment, antennae, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including converters, encoders, cable modems, subscriber equipment transformers behind television sets and fittings), headend and hub site hardware (including origination, earth stations, transmission and distribution system), test equipment, office equipment, vehicles and other tangible personal property owned, leased, used or held either within the Territory to conduct the Business, or outside the Territory exclusively to conduct the Business, including without limitation those items included on
Section 2.1(a)(vi) of the Seller Disclosure Schedule; provided, that, Equipment shall not include (x) Inventory or Rebuild Inventory, (y) any equipment used by Seller (whether within or outside of the Territory) (i) in connection with the billing of customers of the Business (other than equipment listed on Section 2.1(a)(vi) of the Seller Disclosure Schedule), (ii) call center equipment used in connection with the provision of customer care service to customers of the Business, all of which is permanently located outside the Territory, (iii) with respect to the Dial-Up Network, (iv) exclusively in connection with the provision of voice resale or long distance voice services, (v) or any third party in connection with the provision of legal, accounting, human resources, financial, administrative or other corporate services to the Business (other than equipment listed on Section 2.1(a)(vi) of the Seller Disclosure Schedule), none of which is located on any parcel of or in any Real Property, or (vi) one Motorola Digital Access Controller model no. 6000 (DAC 6000), one Motorola analog controller model no. 4000 (ACC 4000) and one Scientific Atlanta System Manager analog controller (System Manager), each located in Dallas, PA. The items described in the foregoing clause (y) shall be deemed "Excluded Assets" for purposes of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "ERISA Affiliate" means any entity or trade or business (whether or not incorporated) other than Seller that together with Seller is considered under common control and treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code.

         "Escrow Agent" shall have the meaning ascribed to it in Section
2.3(a).

         "Excluded Assets" shall have the meaning ascribed to it in Section 2.1(b).

         "Excluded Contracts" shall mean those Contracts (i) identified on
Section 1.1(b) of the Seller Disclosure Schedule, (ii) between Seller and any Person who provides programming in connection with the conduct of the Business, (iii) held or used by Seller exclusively with respect to the Dial-Up Network, (iv) between Seller and any Person pursuant to which such Person provides customer services to customers of the Business, services relating to the billing of customers of the Business or accounting, legal, accounting, human resources, financial, administrative or other corporate services with respect to the Business, (v) between Seller and any Person who supplies materials, goods or equipment used in the conduct of the Business or provides marketing or other similar services to the Business, except for such Contracts that relate exclusively to the conduct of the Business, (vi) that are certification documents issued by a Governmental Entity exclusively relating to Seller's authorization to operate in the local or long-distance telephone business, (vii) exclusively relating to the provision of voice resale services or (viii) to which Home Link, and not Seller, is a party.

         "Excluded Liabilities" shall have the meaning ascribed to it in
Section 2.2(b).

         "FCC" shall mean the Federal Communications Commission.

         "Financial Information" shall have the meaning ascribed to it in
Section 3.5.

         "Financing" shall have the meaning ascribed to it in Section 4.5.

         "Governmental Entity" shall mean (i) the United States of America,
(ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

         "Hazardous Materials" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

         "High Speed Subscriber Adjustment" shall mean (A) the dollar product of (i) the High Speed Subscriber Value and (ii) the Target High Speed Subscriber Number minus the High Speed Subscriber Number, plus (B) but only if a negative number and without giving any effect to clause (B) in the definition thereof, the Video Subscriber Adjustment.

         "High Speed Subscriber Number" shall have the meaning ascribed to it in Section 2.3(c).

         "High Speed Subscribers" shall mean those Subscribers of internet access services by way of cable modem over the System's hybrid fiber coaxial cable plant, whether or not the upstream path is by way of the cable plant or other means.

         "High Speed Subscriber Value" shall mean $1,831.78.

         "Historical Financial Information" shall have the meaning ascribed to it in Section 3.5.

         "Home Link" shall mean Home Link Communications of Princeton, a New Jersey limited partnership.

         "Home Link Business" shall mean the business currently operated by Home Link of providing cable services (including revenue generating activities related to cable services such as advertising), including analog and digital multichannel video programming and high speed data services, by means of the Systems, in each case within the Territory.

         "Home Link Percentage" shall have the meaning ascribed to it in the definition of Kilgore Adjustment.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Indemnification Escrow Agreement" shall have the meaning ascribed to it in Section 2.3(b).

         "Indemnification Escrow Amount" shall have the meaning ascribed to it in Section 2.3(b) hereof.

         "Indemnification Escrow Fund" shall have the meaning ascribed to it in Section 8.5(d) hereof.

         "Indemnified Party" shall have the meaning ascribed to it in Section 8.3(a).

         "Indemnifying Party" shall have the meaning ascribed to it in Section 8.3(a).

         "Intellectual Property" shall mean trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies.

         "Inventory" shall mean all of the parts, equipment and materials inventories maintained by Seller as of the Closing Date located either within the Territory and used or maintained for use in connection with the Seller Business or outside the Territory and used or maintained for use exclusively in connection with the Seller Business; provided, that Inventory shall not include any Rebuild Inventory.

         "IRS" shall mean the Internal Revenue Service.

         "Kilgore Adjustment" shall mean an amount equal to (A) the product of
(i) 19.645% times (ii) a fraction, the numerator of which shall be the number of Video Subscribers to the Home Link Business as of the close of business on the day prior to the Closing Date and the denominator of which shall be the number of Video Subscribers to the Business as of the close of business on the day prior to the Closing Date (the "Home Link Percentage"), times (iii) $245,000,000 (a) minus (but only if a positive number) the High Speed Subscriber Adjustment, (b) minus (but only if a positive number) the Video Subscriber Adjustment, (c) plus the Proration Payment Amount, (d) minus (but only if a positive number) the EBITDA Adjustment (provided, that, with respect to the adjustments set forth in clauses (b) and (d) of this clause (iii), that adjustment resulting in the lesser reduction shall be reduced by one-half), minus (B) the product of (i) 19.645%, times (ii) the Home Link Percentage, times (iii) the fees and expenses of RCN's and Seller's outside financial and legal advisors relating to the transactions contemplated by this Agreement, which amount shall be set forth in writing delivered by Seller to Purchaser at the Closing and certified by an executive officer of Seller. (Such amount calculated pursuant to this clause (B), the "Kilgore Fees").

         "knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry, of such Person's executive officers and any other officer having responsibility for such matter.

         "Law" means any foreign or domestic law, statute, code, regulation, order, judgment, writ, injunction or decree.

         "Leased Real Property" shall have the meaning ascribed to it in
Section 3.9(a).

         "Licenses" shall mean all franchises, franchise applications (if any), ordinances, approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, qualifications, variances or other forms of permission, consent or authority issued by a Governmental Entity and (i) required for use or used by Seller exclusively to conduct the Business or (ii) required for use or used by Home Link to conduct Home Link's business.

         "Lien" shall mean any lien, security interest, pledge, mortgage, encumbrance, or hypothecation.

         "Losses" shall have the meaning ascribed to it in Section 8.2(a).

         "Material Adverse Effect" means any change, event, circumstance or occurrence that is, or can be reasonably expected to be, materially adverse to the operation or financial condition of the Business, other than any change, event, circumstance or occurrence (i) relating to any general national, international or regional economic or financial conditions, (ii) nationally affecting the multi channel video programming distribution or high speed data industries generally, or attributable to the provision of services in competition with the provision of multi channel video programming or high speed data services, (iii) to the extent due to, resulting from or otherwise attributable to the public announcement of the transactions contemplated by this Agreement or the identity of Purchaser, the pendency of this Agreement or the transactions contemplated hereby, (iv) solely due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Purchaser, or (v) to the extent relating to the Excluded Liabilities or Excluded Assets.

         "Material Contract Consents" shall have the meaning ascribed to it in
Section 6.2(f).

         "Nonassignable Assets" shall have the meaning ascribed to it in
Section 2.7.

         "Outside Date" shall have the meaning ascribed to it in Section
7.1(b).

         "Owned Real Property" shall have the meaning ascribed to it in
Section 3.9(a).

         "Partnership Contracts" shall mean the Amended and Restated Agreement of Limited Partnership, dated October 8, 1986, of Home Link and all other Contracts to which Seller is a party that relate exclusively to Home Link.

         "Partnership Interest" shall mean Seller's 40.1775% interest as general partner and 40.1775% interest as limited partner in Home Link.

         "Permitted Liens" shall mean, collectively: (i) Liens for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings; (ii) mechanics', warehousemens', materialmens', Contractors', workmens', repairmens', carriers' and other similar Liens; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (iv) Liens identified on Section 3.9(a)(iv) of the Seller Disclosure Schedule and all matters of record and any state of facts, in each case that an accurate survey or inspection of the Real Property would disclose, provided that no such Lien, matter of record or fact shall materially adversely affect the present use or materially adversely affect the value of such Real Property; (v) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights; conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property which in the case of each of the foregoing does not and will not materially interfere with the operation or use or impair the marketability or market value of any of the affected Real Property; and (vi) Liens which would not, individually or in the aggregate, have a Material Adverse Effect.

         "Person" shall mean any individual, group, corporation, partnership or other organization or entity.

         "Post-Closing Adjustment" shall have the meaning ascribed to it in
Section 2.4(b).

         "Post-Closing Tax Period" shall have the meaning ascribed to it in
Section 5.5(a).

         "Prepaid Expenses" means all expenses of the Seller Business, other than Prepaid Rent and ROE Advances, prepaid by Seller on or prior to the Closing Date that correspond to a period after the Closing Date and with respect to which Purchaser is reasonably expected to receive a corresponding benefit.

         "Prepaid Rent" means any rent prepaid by Seller on or prior to the Closing Date under any lease or rental agreement which is an Assumed Contract and which corresponds to a period after the Closing Date and with respect to which Purchaser is reasonably expected to receive a corresponding benefit.

         "Pre-Closing Period" shall have the meaning ascribed to it in Section 5.5(a).

         "Proration Payment Amount" shall mean an amount equal to: (i) the sum of Prepaid Rent, Prepaid Expenses and ROE Advances, minus (ii) the aggregate amount of cash revenues received by Seller prior to the Closing Date and attributable to services to be provided to subscribers or other obligations to be performed by Purchaser following the Closing Date, minus (iii) the aggregate amount of accounts payable and accrued expenses attributable to benefits received in the period prior to the Closing Date, which amounts shall be calculated in accordance with generally accepted accounting principles, minus (iv) one-half the aggregate amount of deposits for equipment located on the premises of subscribers to the Business minus (v) the product of (x) 80.355% and (y) those liabilities of Home Link (other than liabilities relating to deposits for equipment located on the premises of subscribers to the Business) that would be required to be reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles and which are not or will not be otherwise satisfied at or prior to the Closing pursuant to Section 5.20 hereof.

         "Purchase Price" shall have the meaning ascribed to it in Section
2.3(b).

         "Purchase Price Escrow Agreement" shall mean the Purchase Price Escrow Agreement in substantially the Form of Exhibit E hereto.

         "Purchase Price Escrow Amount" shall have the meaning ascribed to it in Section 2.3(a).

         "Purchase Price Escrow Payment" shall have the meaning ascribed to it in Section 2.3(a).

         "Purchaser" shall have the meaning ascribed to it in the preamble hereto.

         "Purchaser Indemnified Parties" shall have the meaning ascribed to it in Section 8.2(a).

         "Rate(s)" shall mean the monthly service charges and published or quoted rates for the services related to the Business, as set forth and described on Section 3.16 of the Seller Disclosure Schedule.

         "RCN" shall have the meaning ascribed to it in the preamble hereto.

         "Real Property" shall have the meaning ascribed to it in Section
3.9(a).

         "Real Property Leases" shall have the meaning ascribed to it in
Section 3.9(a).

         "Rebuild Adjustment" shall mean the sum of (A) the total dollar amount of Seller's actual costs from the date of this Agreement through December 31, 2002 for rebuild which are approved in writing by Purchaser following the date of this Agreement, which amount shall not in any event include the dollar amount of actual costs relating directly to the Rebuild Commitment for such period and (B) to the extent the Closing occurs after December 31, 2002, (i) subject to Section 5.17(c), the dollar amount of actual costs relating to the Phase I rebuild of the Systems in Princeton Borough, Princeton Township, Montgomery Township, Rocky Hill Borough and Branchburg Township (the "Towns") from and including January 1, 2003 through the Closing Date in accordance and consistent with the Rebuild Commitment for calendar year 2003, not to exceed $10 million in the aggregate and, with respect to each Town, 110% of Seller's estimated cost for the Phase I rebuild of such Town set forth in the Rebuild Commitment (including costs directly related thereto and set forth in the line item Hillsborough Hub Infrastructure Project (Non Franchise) in the Rebuild Commitment), such limits to be applied pro rata based on percentage completed, plus (ii) the dollar amount of actual costs relating to the rebuild of the Systems from January 1, 2003 through the Closing Date in accordance and consistent with the Rebuild Commitment for calendar year 2003 in excess of the $10 million referred to in clause (i), subject to Purchaser's prior approval, which approval shall not be unreasonably withheld, plus (iii) the dollar amount of such other actual costs which are approved in writing by Purchaser following the date of this Agreement; provided, that, in no event shall the Rebuild Adjustment include costs relating to Seller's rebuild obligations pursuant to Section 5.17(a) hereof. For purposes of the calculation of the amount of the Rebuild Adjustment, costs shall include reasonable charges for internal labor costs consistent with past practice.

         "Rebuild Commitment" shall mean Seller's obligation to rebuild the Systems materially in accordance with the specifications, time frames and estimated costs set forth on Section 2.2(a)(v) of the Seller Disclosure Schedule, which obligation, as described in Section 2.2(a)(v) of the Seller Disclosure Schedule, Seller and Purchaser estimate shall require expenditures of approximately $44 million in the aggregate.

         "Rebuild Inventory" shall mean all of the parts, equipment and materials inventories maintained by Seller for the purpose of satisfying the Rebuild Commitment and set forth on Section 2.1(a)(x) of the Seller Disclosure Schedule; provided, that Rebuild Inventory shall not include those inventories set forth on Section 2.1(a)(x) of the Seller Disclosure Schedule and actually used or disposed of by Seller prior to the Closing Date.

         "Rebuild Inventory Amount" shall have the meaning ascribed to it in
Section 2.3(d).

         "Related Instruments" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement and the Deeds.

         "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

         "Required Consents" shall have the meaning ascribed to it in Section 3.3(b).

         "Retained Information" shall mean any and all books and records prepared and maintained by Seller in connection with the Seller Business (i) to the extent that such books and records do not relate exclusively to the Business, (ii) relating to litigation existing prior to the Closing Date that is not an Assumed Liability or (iii) relating primarily to Excluded Assets or Excluded Liabilities.

         "Right of Entry Agreements" means those right of entry agreements relating to the Business between Seller and owners of multiple dwelling units within the Territory.

         "ROE Advances" means all amounts paid by Seller on or prior to the Closing Date in respect of Right of Entry Agreements with respect to which no material dispute exists with the owner of the applicable multiple dwelling unit that represent advances or payments of any revenue sharing amounts required under the Right of Entry Agreements and which correspond to amounts payable with respect to any period after the Closing Date.

         "Seller" shall have the meaning ascribed to it in the preamble hereto.

         "Seller Benefit Plan" shall have the meaning ascribed to it in
Section 3.13(b).

         "Seller Business" shall mean the business currently operated by Seller of providing cable services (including revenue generating activities related to cable services such as advertising), including analog and digital multichannel video programming and high speed data services, by means of the Systems, in each case within the Territory; provided, that "Seller Business" shall not be deemed to include any Excluded Asset or Excluded Liability.

         "Seller Disclosure Schedule" shall mean the disclosure schedule delivered by Seller to Purchaser in connection with the execution of this Agreement.

         "Seller Indemnified Parties" shall have the meaning ascribed to it in
Section 8.2(b).

         "Seller's Trademarks and Logos" shall have the meaning ascribed to it in Section 5.9.

         "Sell-Off Period" shall have the meaning ascribed to it in Section
5.9.

         "Software" shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Internet site.

         "Spectrum Letter" shall have the meaning ascribed to it in Section
4.5.

         "Subscriber" means each subscriber to services provided by the Systems who, on the date of determination, satisfies all of the following requirements: (i) such subscriber is then a subscriber to video or high speed data services provided by the Systems and, in the case of a subscriber to video services, is a subscriber to at least Basic Video Service; (ii) such subscriber (a) has paid the applicable nondiscounted Rate (or discounted rate applicable to the discounts and promotions set forth on Section 1.1(d) of the Seller Disclosure Schedule or discounts or promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact) for such services for service for at least one (1) complete billing cycle prior to the date of determination, or (b) is pending connection to the Systems or has been billed the applicable nondiscounted Rate (or discounted rate applicable to the discounts and promotions set forth on Section 1.1(d) of the Seller Disclosure Schedule or discounts or promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact) for such services; provided, that in no event shall the number of such subscribers described in this clause (b) exceed (1) 1,550 in the case of Video Subscribers or (2) 900 in the case of High Speed Subscribers, in each case for purposes of any purchase price adjustment; (iii) such subscriber was not obtained during the preceding nine months as a result of promotions which are not in the ordinary course of business (provided, that the discounts and promotions described on Section 1.1(d) of the Seller Disclosure Schedule and discounts or promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact shall be deemed to be in the ordinary course of business); (iv) such subscriber does not have an outstanding balance in excess of $10 which is more than sixty (60) days' past due with respect to payment for such services (with an account being "past due" one (1) day after the first day of the period to which the applicable billing relates); and (v) such subscriber is not pending disconnection from the Systems and has not provided Seller with any notice requesting termination of such services.

         "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         "Survival Period" shall have the meaning ascribed to it in Section
8.1.

         "System" shall mean a complete cable services and distribution system operated in the conduct of the Business, consisting of, among other things, one headend, subscriber drops and associated electronic and other equipment, and which is, or is capable of being, without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in whole or in part by a common headend will be considered a single System. "Systems" means the Systems owned by Seller exclusively to conduct the Business and the systems used by Home Link to conduct the Business.

         "Target High Speed Subscriber Number" shall mean 13,750.

         "Target Video Subscriber Number" shall mean 80,000.

         "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

         "Taxes" shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by law, Contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

         "Territory" shall mean the geographic areas indicated by the franchised communities and corresponding community unit identification numbers set forth on Section 1.1(c) of the Seller Disclosure Schedule.

         "Towns" shall have the meaning ascribed to it in the definition of Rebuild Adjustment.

         "Transferred Employees" shall have the meaning ascribed to it in
Section 5.8(a).

         "Transition Services Agreement" shall mean the Transition Services Agreement in substantially the form of Exhibit C hereto.

         "2002 Financial Information" shall have the meaning ascribed to it in
Section 3.5.

         "Video Subscriber Adjustment" shall mean (A) the product of (i) the Video Subscriber Value and (ii) the Target Video Subscriber Number minus the Video Subscriber Number, plus (B) but only if a negative number and without giving any effect to clause (B) in the definition thereof, the High Speed Subscriber Adjustment.

         "Video Subscriber Number" shall have the meaning ascribed to it in
Section 2.3(c).

         "Video Subscribers" shall mean those Subscribers of video services (which include at least Basic Video Service) from the Business; provided, that for purposes of calculating the Video Subscriber Number, (A) the number of Video Subscribers (other than Video Subscribers for whom Princeton University is paying a bulk rate) in a multiple dwelling unit or other commercial establishment that is billed for such services on a bulk-rate basis shall be determined by dividing (x) the aggregate gross monthly recurring revenues (excluding revenues attributable to converter boxes and premium channels) from such video subscribers by (y) the nondiscounted Rate (excluding charges applicable to converter boxes and premium channels) applicable to residential subscribers for the level of services received by such subscribers as of the date of determination, and (B) the number of Video Subscribers for whom Princeton University is paying a bulk rate shall be determined by multiplying
(a) 0.75 and (b) a fraction, the numerator of which shall be average monthly revenues (excluding revenues attributable to converter boxes and premium channels) attributable to Video Subscribers for whom Princeton University is paying a bulk rate over the three (3) full calendar months prior to the Closing Date (other than July, August and September), and the denominator of which shall be $42.95.

         "Video Subscriber Value" shall mean $2747.66.

         Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;
(b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word "including" means "including without limitation."

                                  ARTICLE II

                          SALE AND PURCHASE OF ASSETS

         Section 2.1 Transfer of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller's rights, title and interest in and to those assets set forth below, free and clear of all Liens except Permitted Liens, but excluding the Excluded Assets (collectively, the "Conveyed Assets"):

            (i) the Assumed Contracts;

            (ii) the Licenses with respect to which Seller is a licensee thereunder and all applications therefor;

            (iii) the Real Property owned, leased or otherwise held by Seller;

            (iv) the Accounts Receivable;

            (v) the Inventory;

            (vi) the Equipment owned or leased by Seller;

            (vii) the ROE Advances;

            (viii) Prepaid Rent and Prepaid Expenses;

            (ix) the Partnership Interest;

            (x) the Rebuild Inventory;

            (xi) the Books and Records; and

            (xii) any assets (other than those set forth in the foregoing clauses (i) through (xi)) used or held for use within the Territory in the operation or conduct of the Seller Business or used or held for use outside the Territory exclusively in the conduct of the Seller Business.

         (b) Notwithstanding anything to the contrary contained in this Agreement, the term "Conveyed Assets" shall not include: (i) any receivables (other than Accounts Receivable), cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses of Seller (other than the ROE Advances, Prepaid Rent and Prepaid Expenses), in each case, as of the Closing Date (whether or not reflected on Seller's books and records on such date);
(ii) with respect to Assumed Contracts, rights under such Assumed Contracts relating to the performance or non-performance of such Assumed Contracts prior to the date hereof and identified on Section 2.1(b) of the Seller Disclosure Schedule or following the date hereof and prior to the Closing Date; (iii) Intellectual Property; (iv) any interests in any real estate (other than the Real Property owned or leased by Seller and Assumed Contracts); (v) any rights (including indemnification), interests, claims, recoveries and settlements in connection with litigation involving Seller or its Affiliates against third parties relating to events occurring prior to the Closing Date and identified on Section 2.1(b) of the Seller Disclosure Schedule; (vi) any rights to refunds, credits, rebates, abatements or other refunds of any Taxes with respect to the Conveyed Assets or the Business which relate to any period ending on or prior to the Closing Date or to a Pre-Closing Period; (vii) any insurance policies of Seller or its Affiliates or rights thereunder or proceeds thereof; (viii) any Excluded Contracts; (ix) any assets of Seller located outside the Territory that are not used by Seller exclusively in connection with the Business; (x) all rights of Seller in and to any and all names, trade names, logos, trademarks and services marks used in connection with the Business, including, without limitation, "RCN" and "Resilink", except as provided herein or in the Transition Services Agreement; (xi) all assets of Seller held or used to operate the Dial-Up Network; (xii) IP addresses issued to Seller by the American Registry for Internet Numbers and used in connection with the conduct of the Business; or (xiii) assets exclusively relating to the provision of voice resale or long distance voice services (the rights, properties and assets expressly excluded from "Conveyed Assets" by this
Section 2.1(b) are referred to collectively as the "Excluded Assets").

         (c) Seller shall have the right to retain one copy of all books, records, literature, lists (other than customer lists, all of which shall be delivered to Purchaser), and any other written or recorded information constituting Conveyed Assets or which otherwise relate to the Business or the Assumed Liabilities (including, without limitation, the Books and Records), in each case for (i) the administration by Seller or its Affiliates of any suit, claim, action, proceeding or investigation relating to the Business, (ii) the administration by Seller or its Affiliates of any regulatory filing or matter or (iii) any other valid reasonable legal or business purpose of Seller or its Affiliates; provided that any such information which is of a confidential nature will be retained as confidential and will neither be used by Seller nor disclosed by Seller to any other Party.

         Section 2.2 Assumed Liabilities. (a) In partial consideration of the sale of the Conveyed Assets to Purchaser, at the Closing, Purchaser shall assume from Seller all of the following liabilities and obligations (whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown), but excluding the Excluded Liabilities (collectively, the "Assumed Liabilities"):

            (i) all obligations and liabilities resulting from the ownership, use, operation or maintenance of the Conveyed Assets, from and after the Closing, or the conduct of the Seller Business from and after the Closing;

            (ii) all liabilities and obligations under the Assumed Contracts related to the period from and after the Closing plus such liabilities and obligations related to the period prior to the Closing to the extent included in the calculation of the Proration Payment Amount;

            (iii) the obligations and liabilities being expressly assumed by Purchaser pursuant to this Agreement;

            (iv) all claims by, and obligations and liabilities relating to, any Transferred Employee relating to services performed from and after the Closing, including any such claims, obligations or liabilities relating to wages, severance payments, bonuses, medical and workers' compensation claims, vacation pay and any other employee benefit plans or arrangements and payroll practices relating to services performed from and after the Closing;

            (v) all liabilities and obligations with respect to the Licenses related to the period from and after the Closing to the extent such Licenses are Conveyed Assets (including without limitation the Rebuild Commitment);

            (vi) Seller's defense of the litigation matters set forth on
         Section 2.2(a)(vi) of the Seller Disclosure Schedule; provided, that Seller shall remain liable for any penalties imposed in connection therewith for the failure by Seller to comply with subpoenas or other specific requests for information during the period prior to Closing;

            (vii) any accounts payable incurred as of the Closing (whether or not reflected on Seller's books and records on such date) by Seller in the conduct of the Business prior to the Closing to the extent included in the calculation of the Proration Payment Amount; and

            (viii) all liabilities and obligations with respect to customer deposits for equipment located on the premises of subscribers to the Business, not to exceed up to two times the amount of such deposits included in the calculation of the Proration Payment Amount pursuant to clause (iv) of the definition thereof.

         (b) Notwithstanding anything to the contrary contained in this Agreement, the term "Assumed Liabilities" shall not include liabilities and obligations relating to: (i) the Excluded Assets or (ii) with respect to Assumed Contracts, liabilities and obligations under such Assumed Contracts relating to the performance or non-performance of such Assumed Contracts prior to the Closing or (iii) any other liability related to the period prior to Closing, other than those included in the calculation of Proration Payment Amount (the liabilities and obligations expressly excluded from "Assumed Liabilities" by this Section 2.2(b) are referred to collectively as the "Excluded Liabilities").

         (c) From and after the Closing, Purchaser shall be solely and exclusively liable with respect to the Assumed Liabilities, and Seller shall be solely and exclusively liable with respect to the Excluded Liabilities.

         Section 2.3 Purchase Price. (a) Upon execution and delivery of this Agreement, Purchaser shall deposit a payment of $25,000,000 (the "Purchase Price Escrow Payment") by wire transfer of immediately available funds in escrow with The Bank of New York (the "Escrow Agent"), to be held by the Escrow Agent in accordance with the terms and conditions of the Purchase Price Escrow Agreement and applied, together with all interest earned thereon from the date of deposit with the Escrow Agent until the Closing Date subject to
Section 7.5 (the "Purchase Price Escrow Amount"), as described below.

         (b) In consideration for the sale of the Conveyed Assets, at the Closing Purchaser shall (i) assume the Assumed Liabilities, (ii) deliver or cause to be delivered to the Escrow Agent an amount in cash equal to $20,000,000 (the "Indemnification Escrow Amount") to be held by the Escrow Agent in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached as Exhibit H hereto (the "Indemnification Escrow Agreement") and (iii) pay or cause to be paid to Seller $225,000,000 (such amount, as adjusted pursuant to clauses (A), (B), (C), (D) and (E) and together with the Indemnification Escrow Amount, the "Purchase Price") (A) minus (but only if a positive number) the High Speed Subscriber Adjustment,
(B) minus (but only if a positive number) the Video Subscriber Adjustment, (C) plus the Proration Payment Amount, (D) minus (but only if a positive number) the EBITDA Adjustment, (E) minus the Kilgore Adjustment; provided, that, with respect to the adjustments set forth in clauses (B) and (D) of this Section 2.3(b), that adjustment resulting in the lesser reduction in the Purchase Price shall be reduced by one-half. The Purchase Price net of each of the Purchase Price Escrow Amount and the Indemnification Escrow Amount shall be payable by Purchaser by wire transfer of immediately available funds to an account designated by Seller. At the Closing, the parties shall cause the Escrow Agent to deliver to Seller the Purchase Price Escrow Amount in accordance with the terms of the Purchase Price Escrow Agreement.

         (c) At least five (5), but not more than fifteen (15), days prior to the Closing Date, Seller and Purchaser shall use their best efforts to jointly prepare and complete in good faith a certificate (the "Adjustment Certificate") signed by an officer of each of Seller and Purchaser and setting forth their good faith estimate of each of the actual numbers of Video Subscribers as of the close of business on the day preceding the Closing Date (such number, the "Video Subscriber Number"), Seller's actual number of High Speed Subscribers as of the close of business on the day preceding the Closing Date (such number, the "High Speed Subscriber Number"), the Rebuild Adjustment, the Proration Payment Amount, the EBITDA Adjustment and the Kilgore Adjustment. Purchaser (and its independent accountants) shall be afforded access to the books and records and calculations used in or applicable to the preparation of the Adjustment Certificate (including without limitation applicable bills and invoices). In the event that Purchaser and Seller are unable to agree on the determination of any of the Video Subscriber Number, High Speed Subscriber Number, Rebuild Adjustment, Proration Payment Amount, EBITDA Adjustment or Kilgore Adjustment for purposes of preparing the Adjustment Certificate, then with respect to each such disputed amount (i) the Adjustment Certificate shall set forth each of Seller's and Purchaser's determination thereof and shall be accompanied by applicable calculations and documentation with respect thereto and (ii) for purposes of any purchase price adjustment pursuant to Section 2.3(b) hereof, such amount shall be the average of the two amounts described in clause (i) of this sentence.

         (d) As soon as practicable following the Closing Date (but in no event more than ten (10) days thereafter), Seller shall deliver or cause to be delivered the Rebuild Inventory to a reasonable location within the Territory designated by Purchaser, in order to afford Purchaser an opportunity to fully inspect the Rebuild Inventory and to verify Seller's written determination of the type and amount of Rebuild Inventory, which determination shall accompany the Rebuild Inventory on delivery thereof. On or prior to the later to occur of five (5) days after delivery of the Rebuild Inventory or the tenth (10th) day following the Closing Date, Purchaser shall pay Seller an amount equal to the value of the Rebuild Inventory determined in accordance with the prices set forth on Section 2.1(a)(x) of the Seller Disclosure Schedule (the "Rebuild Inventory Amount"). Promptly following receipt of an invoice from Seller indicating the actual cost of transporting the Rebuild Inventory pursuant to this Section 2.3(d), Purchaser shall pay Seller one-half of the amount set forth thereon. Amounts payable hereunder shall be payable in immediately available funds to an account designated by Seller.

         (e) On or prior to the tenth (10th) day following the Closing Date, Purchaser shall pay Seller an amount equal to the estimated Rebuild Adjustment set forth on the Adjustment Certificate, as adjusted pursuant to the last sentence of Section 2.3(c), by wire transfer of immediately available funds to an account designated by Seller.

         Section 2.4 Post-Closing Adjustment. (a) During the period not less than seventy-five (75) nor more than ninety (90) days following the Closing Date, Purchaser and Seller shall use their best efforts to jointly determine in good faith the actual amount, as of the Closing Date, of each of the Video Subscriber Number, High Speed Subscriber Number, Rebuild Adjustment, Proration Payment Amount, EBITDA Adjustment and Kilgore Adjustment and resolve any discrepancies from the amounts used to calculate adjustments to the purchase price pursuant to Section 2.3(b), but if they are unable to reach agreement with respect thereto within such period, Seller and Purchaser shall appoint Ernst & Young, or such other independent accounting firm of recognized national standing on which Seller and Purchaser shall agree, and shall submit final resolution of each such disputed amount to such firm. To the extent permitted by Law, Seller and Purchaser shall submit all information deemed relevant by such firm and shall make any records relating to or bearing upon such dispute available to the other party and to such firm. Each party shall further instruct such firm to render its decision within fifteen (15) Business Days after such firm is selected and retained pursuant to this Section 2.4(a) and shall reasonably cooperate with such firm and each other to enable such firm to render its decision within such period. The decision of such firm shall be the final determination of such dispute and shall be final and binding on both Seller and Purchaser. Seller and Purchaser shall bear the fees and expenses of such firm as such firm shall determine after considering the positions asserted by the parties in light of its decision. Nothing in this Agreement shall require that any matter other than disputes under this Section 2.4(a) be resolved by the procedure described above.

         (b) The "Post-Closing Adjustment" shall be equal to the sum of:

                  (A) the product of (x) the High Speed Subscriber Value times
         (y) the difference determined by subtracting (1) the High Speed Subscriber Number as finally determined under Section 2.4(a) (which number (1) shall not include any subscriber included in the estimated High Speed Subscriber Number set forth in the Adjustment Certificate pursuant to clause (ii)(b) of the definition of "Subscriber" who, as of the sixtieth (60th) day following the Closing Date, has not paid the applicable nondiscounted Rate (or discounted rate applicable to the discounts and promotions set forth on Section 1.1(d) of the Seller Disclosure Schedule or discounts or promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact) for service for at least one (1) complete billing cycle and (2) shall include any subscriber excluded from the estimated High Speed Subscriber Number set forth in the Adjustment Certificate pursuant to clause (v) of the definition of "Subscriber" who, as of the sixtieth (60th) day following the Closing Date, has not been disconnected or has been reconnected and has paid for service for at least one (1) complete billing cycle since the Closing
         Date) from (2) the estimated High Speed Subscriber Number set forth on the Adjustment Certificate (provided, that in no event shall the aggregate amount payable to Seller pursuant to Sections 2.4(b)(A) and 2.4(b)(B), if any, exceed the aggregate amount of negative adjustments, if any, to the purchase price pursuant to Sections 2.3(b)(iii)(A) and 2.3(b)(iii)(B)), plus

                  (B) the product of (x) the Video Subscriber Value times (y) the difference determined by subtracting (1) the Video Subscriber Number as finally determined under Section 2.4(a) (which number (1) shall not include any subscriber included in the estimated Video Subscriber Number set forth in the Adjustment Certificate pursuant to clause (ii)(b) of the definition of "Subscriber" who, as of the sixtieth (60th) day following the Closing Date, has not paid the applicable nondiscounted Rate (or discounted rate applicable to the discounts and promotions set forth on Section 1.1(d) of the Seller Disclosure Schedule or discounts or promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact) for service for at least one (1) complete billing cycle and
         (2) shall include any subscriber excluded from the estimated Video Subscriber Number set forth in the Adjustment Certificate pursuant to clause (v) of the definition of "Subscriber" who, as of the sixtieth
         (60th) day following the Closing Date, has not been disconnected or has been reconnected and has paid for service for at least one (1) complete billing cycle since the Closing Date) from (2) the estimated Video Subscriber Number set forth on the Adjustment Certificate (provided, that in no event shall the aggregate amount payable to Seller pursuant to Sections 2.4(b)(A) and 2.4(b)(B), if any, exceed the aggregate amount of negative adjustments, if any, to the purchase price pursuant to Sections 2.3(b)(iii)(A) and 2.3(b)(iii)(B)), plus

                  (C) the difference determined by subtracting (1) the value of the Rebuild Adjustment as finally determined under Section 2.4(a), from (2) the estimated Rebuild Adjustment set forth on the Adjustment Certificate, plus

                  (D) the difference determined by subtracting (1) the Proration Payment Amount as finally determined under Section 2.4(a) from (2) the estimated Proration Payment Amount set forth on the Adjustment Certificate, plus

                  (E) the difference determined by subtracting (1) the EBITDA Adjustment as finally determined under Section 2.4(a), from (2) the estimated EBITDA Adjustment set forth on the Adjustment Certificate (provided, that if the result thereof is a negative number, such number shall not exceed the amount of any negative adjustment pursuant to Section 2.3(b)(iii)(D)), plus

                  (F) the difference determined by subtracting (1) the Kilgore Adjustment as finally determined under Section 2.4(a), from (2) the estimated Kilgore Adjustment set forth on the Adjustment Certificate.

         If the Post-Closing Adjustment is a positive number, (x) Seller and Purchaser shall cause the Escrow Agent to promptly pay Purchaser up to $3,000,000 of the amount thereof from the Indemnification Escrow Fund in accordance with the Indemnification Escrow Agreement by wire transfer of immediately available funds to an account indicated by Purchaser and (y) Seller shall promptly pay the amount of such Post-Closing Adjustment in excess of $3,000,000, if any, by wire transfer of immediately available funds to an account indicated by Purchaser. If the Post-Closing Adjustment is a negative number, Purchaser shall promptly pay to Seller the full amount of the Post-Closing Adjustment by wire transfer of immediately available funds to the account previously indicated by Seller for payment of the Purchase Price.

         (c) Seller shall be responsible for obtaining and providing to Purchaser, within five (5) days following the Closing, all information necessary for calculating the Video Subscriber Adjustment and High Speed Subscriber Adjustment including, but not limited to, an aging report with respect to subscribers as of the close of business on the day prior to Closing.

         (d) Following the Closing, Purchaser shall use its reasonable commercial efforts consistent with industry standards to (i) connect to the Systems and collect payment from, as applicable, Subscribers included in the calculation of Video Subscribers or High Speed Subscribers, as the case may be, pursuant to clause (ii)(b) of the definition of Subscriber and (ii) to collect payment from Subscribers that are not included in the calculation of Video Subscribers or High Speed Subscribers, as the case may be, pursuant to clause (v) of the definition of Subscriber.

         Section 2.5 Purchase Price Allocation. Purchaser and Seller shall allocate the Purchase Price and the Assumed Liabilities in the manner required by Section 1060 of the Code. In making such allocation, the fair market values will be agreed to in good faith by Purchaser and Seller within forty-five (45) days after the date hereof. If the parties are unable to resolve any material differences with regard to the allocation of the Purchase Price, then any disputed matters will be finally and conclusively determined by an independent certified accounting firm or independent certified appraisal firm (the "Allocation Arbiter"), which Allocation Arbiter shall be mutually agreed by Purchaser and Seller, provided, however, that such agreement shall not be unreasonably withheld or delayed. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely upon representations of Purchaser and Seller and not by independent review) only those matters in dispute, and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price, which report shall be conclusive and binding upon the parties. Such Allocation Arbiter's fees and expenses shall be born equally by the parties. Seller will provide to Purchaser copies of Form 8594 and any required exhibits thereto, consistent with the allocations of this Section 2.5. The parties agree that, to the extent required, all Tax Returns or other Tax information they may file or cause to be filed with any governmental entity shall be prepared and filed consistently with such allocation.

         Section 2.6 Closing; Deliveries by the Parties. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the tenth Business Day following the date on which the satisfaction or waiver of the conditions set forth in Article VI hereof occurs (other than those conditions which, by their nature, can only be satisfied at Closing), at 10:00 a.m. (New York time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

         (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following: (i) a duly executed Bill of Sale; (ii) a duly executed Assignment and Assumption Agreement; (iii) a duly executed Transition Services Agreement; (iv) a duly executed Deed with respect to each parcel of Owned Real Property owned by Seller; (v) titles to all vehicles included within the Equipment, duly endorsed for transfer by Seller, (vi) assignments and assumptions of all Easements, if any, in recordable form, (vii) the certificate of the Seller signed by an officer of the Seller referred to in
Section 6.2(c) hereof; (viii) the evidence referred to in Section 6.2(d) hereof that the Required Consents have been obtained or given and are in full force and effect, as applicable; (ix) a duly executed copy of each document required to be executed by Seller to effect the transfer of the Partnership Interest pursuant to this Agreement in accordance with the terms of the Partnership Contracts; (x) a good standing (or comparable) certificate with respect to Home Link, issued by the Secretary of State (or other appropriate Governmental Entity of the State of New Jersey) and dated as of a date reasonably proximate to the Closing Date; (xi) certified resolutions of Seller's Board and its shareholders, if applicable, authorizing the execution, delivery and performance of this Agreement; (xii) the Indemnification Escrow Agreement, duly executed by Seller; (xiii) a duly executed Assignment and Assumption of Lease, substantially in the form of Exhibit J hereto, with respect to each Real Property Lease to which Seller is a party; and (xiv) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         (c) At the Closing, Purchaser shall deliver or cause to be delivered
(A) to Seller the following: (i) cash in the amount of the Purchase Price (minus the sum of the Purchase Price Escrow Amount and the Indemnification Escrow Amount) by wire transfer of immediately available funds to an account designated by Seller; (ii) a duly executed Assignment and Assumption Agreement; (iii) assignments and assumptions of all Easements, if any, in recordable form; (iv) a duly executed Transition Services Agreement; (v) the certificate of the Purchaser signed by an officer of the Purchaser referred to in Section 6.3(c) hereof; (vi) a duly executed copy of each document required to be executed by Purchaser to effect the transfer of the Partnership Interest pursuant to this Agreement in accordance with the terms of the Partnership Contracts; (vii) certified resolutions of Purchaser's Management Representative Committee authorizing the execution, delivery and performance of this Agreement; (viii) the Indemnification Escrow Agreement; (ix) a duly executed Assignment and Assumption of Lease, substantially in the form of Exhibit J hereto, with respect to each Real Property Lease to which Seller is a party; and (x) all other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith and (B) to the Escrow Agent, cash in the amount of the Indemnification Escrow Amount.

         Section 2.7 Nonassignable Assets. (a) Nothing in this Agreement, or the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Conveyed Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is not assignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment or transfer without such consent (a "Nonassignable Asset"), unless and until such consent shall have been obtained. Seller and Purchaser shall each use its reasonable good faith efforts to obtain as expeditiously as possible any such consent to the assignment of a Nonassignable Asset to Purchaser; provided, however that Seller shall not be required to make any payment (except for payments which are then due and owing and other normal out-of-pocket expenses incurred in seeking or requesting such consent) to obtain any such consent with respect to any Nonassignable Asset. Unless and until any such consent is obtained, and subject to the Closing having occurred, to the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller and Purchaser will cooperate to establish an arrangement reasonably satisfactory to Purchaser and Seller, effective as of the Closing, under which Purchaser would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto, in each case with respect to that period from and after the Closing; provided, that, in no event shall Purchaser and Seller be required to enter into any such arrangement with respect to any Nonassignable Asset for which any such consent is a Required Consent. Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser the net amount (after costs and taxes) of all payments received by it in respect of all Nonassignable Assets, and Purchaser shall promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder. Each of Purchaser and Seller shall indemnify and hold harmless the other and, in the case of Purchaser, the Seller Indemnified Parties, and, in the case of Seller, the Purchaser Indemnified Parties, for any and all Losses incurred by it or them in respect of claims arising out of obligations that the respective indemnifying party agreed to perform in connection with the arrangements contemplated by this Section 2.7.

         (b) Notwithstanding anything herein to the contrary, in connection with obtaining the consent to assignment of the Indefeasible Right to Use Agreement by and between Metropolitan Fiber Systems of New Jersey, Inc. ("MFS-NJ") and RCN of New Jersey, Inc. ("RCN-NJ"), dated March 26, 1999, the Sublease by and between MFS-NJ and RCN-NJ, dated March 26, 1999, and the Guaranty by and between RCN Cable Systems, Inc. (now, RCN Telecom Services, Inc.) and MFS-NJ, dated March 26, 1999 (collectively, the "IRU Agreement"), Purchaser and Seller agree to use their best commercial efforts to cause the IRU Agreement to be amended and to enter into any other agreement as may reasonably be required, to provide Seller with the benefits (and obligations) thereof with respect to all geographic areas covered thereby, other than the Territory.

         Section 2.8 No Licenses. Unless expressly provided for under this Agreement or any Related Instrument, no title, right or license of any kind is granted to Purchaser pursuant to this Agreement with respect to any Intellectual Property of Seller, either directly or indirectly, by implication, by estoppel or otherwise.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         Section 3.1 Organization. (a) Seller is a corporation duly organized and validly existing under the Laws of the Commonwealth of Pennsylvania. Seller has the requisite power and authority to own, lease and operate the Conveyed Assets and to conduct the Business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, the ultimate parent of Seller is RCN.

         (b) Home Link is a limited partnership duly organized and validly existing under the Laws of the State of New Jersey. Home Link has the requisite power and authority to own, lease and operate its assets and to conduct the Home Link Business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.2 Authority. Subject to receipt of the Required Consents, Seller has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Seller of such transactions have been authorized by all requisite corporate action on the part of Seller and no other authorization of Seller or its shareholders is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Seller and constitutes, and each Related Instrument that is to be executed and delivered by Seller will constitute when executed and delivered by Seller, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         Section 3.3 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations under this Agreement will not, (i) conflict with or violate any provision of Seller's articles of incorporation or Seller's bylaws, (ii) conflict with or violate any provision of the Partnership Contracts, or (iii) assuming that all consents, approvals, authorizations and permits described in
Section 3.3(b)(ii) have been obtained and that all filings and notifications described in Section 3.3(b)(ii) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller or Home Link or by which any of the Conveyed Assets is bound, or (iv) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b)(iii) have been obtained, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Conveyed Asset, any of Home Link's assets or any Contract to which Home Link is a party or by which Home Link is bound, except, with respect to clauses (iii) and (iv), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any Person, except (i) under the HSR Act, to the extent necessary, (ii) with respect to any Governmental Entity, as set forth on
Section 3.3(b)(ii) of the Seller Disclosure Schedule (the "Required Consents"), (iii) consents and approvals with respect to any Nonassignable Asset (other than Required Consents), as set forth on Section 3.3(b)(iii) of the Seller Disclosure Schedule and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.4 Compliance With Law. Except as set forth on Section 3.4 of the Seller Disclosure Schedule and except with respect to environmental laws covered by Section 3.11 hereof, Seller's and Home Link's conduct of the Business as of the Closing Date does not conflict with or violate (i) any Law applicable to the Business or by which any Conveyed Asset is bound or affected (including without limitation the Communications Act) or (ii) any Licenses except, with respect to clauses (i) and (ii), for any such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, subject to receipt of the Required Consents, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that restrict the ownership, disposition or use of the Conveyed Assets, or that would reasonably be expected to prevent, materially impede or otherwise materially interfere with the consummation of the transactions contemplated by this Agreement.

         Section 3.5 Financial Information. Section 3.5 of the Seller Disclosure Schedule contains true and complete copies (collectively, the "Financial Information") of (i) selected items from the unaudited balance sheets as of December 31, 2000, December 31, 2001, and June 30, 2002 relating to the Business and (ii) related statements of earnings for the fiscal years ended December 31, 2000 and December 31, 2001 (the "Historical Financial Information") and for the period beginning on January 1, 2002 and ending on June 30, 2002 (the "2002 Financial Information"). The Historical Financial Information was derived from the books and records of Seller and was calculated in accordance with Seller's historical accounting practices and except as set forth on Section 3.5 of the Seller Disclosure Schedule, fairly presents in all material respects the information contained therein and the results of operations of the Business for the periods indicated, except that the 2000 Historical Financial Information does not include information with respect to commercial voice customers to the Business. Except as set forth on
Section 3.5 of the Seller Disclosure Schedule, the 2002 Financial Information was prepared from, and in accordance with, books and records of Seller in accordance with generally accepted accounting principles consistently applied, and fairly presents the financial position and the results of operations of the Business for the period indicated.

         Section 3.6 Absence of Certain Changes or Events. Except as set forth on Section 3.6 of the Seller Disclosure Schedule or as contemplated by this Agreement, from June 30, 2002 through the date of this Agreement there has not been any Material Adverse Effect, and Seller and Home Link have conducted the Business in the ordinary course and have not, with respect to the Business:

         (a) subjected any of the Conveyed Assets or any material assets of Home Link to any Liens, other than Permitted Liens;

         (b) sold, transferred, leased, subleased, licensed or otherwise disposed of, to any third party, any properties or assets used in the conduct of the Business, other than in the ordinary course of business;

         (c) entered into any Assumed Contract (or in the case of Home Link, any Contract to which Home Link is a party) which is material to the Business or modified or terminated any existing Assumed Contract (or in the case of Home Link, any Contract to which Home Link is a party) which is material to the Business, other than in the ordinary course of business;

         (d) increased benefits payable to Employees under existing severance or termination pay policies or employment agreements, or increased compensation, bonus or other benefits payable to Employees, other than increased compensation, bonus or other benefits in the ordinary course of business consistent with past practice;

         (e) surrendered, revoked or otherwise terminated any License;

         (f) incurred material Assumed Liabilities;

         (g) waived, released or assigned any rights of material value in connection with the Business; or

         (h) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

         Section 3.7 Title to Assets; Sufficiency of Conveyed Assets. (a) Seller has, and at the Closing Seller will deliver to Purchaser, good and valid title to (or, where applicable, a valid and binding leasehold interest in or license to) and rights under all of the Conveyed Assets (including, without limitation, the Partnership Interest) free and clear of all Liens, other than Permitted Liens. All Liens securing indebtedness are identified on
Section 3.7(a) of Seller Disclosure Schedule.

         (b) The Conveyed Assets, together with the assets of Home Link, include all assets that are necessary for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted by Seller and Home Link, except for (i) employees of RCN and Seller that are not Transferred Employees and (ii) the Excluded Assets (other than those assets described only in clause (ix) of the definition thereof). Subject to the foregoing sentence, (x) Section 2.1(a)(vi) of the Seller Disclosure Schedule lists certain items of Equipment and (y) Section
5.15 of the Seller Disclosure Schedule lists all material items of parts, equipment and materials inventories (other than inventory relating to the Rebuild Commitment) required to conduct the Business on the date hereof.

         (c) Each item of Equipment is in reasonable operating condition for the purposes for which it is currently being used, subject to ordinary wear and tear, but is otherwise being transferred on the Closing Date, on a "where is" and, as to condition, "as is" basis, each as of the date hereof (ordinary wear and tear excepted and subject to the provisions of Section 5.1 hereof), including with respect to the Software used in connection with such Equipment.

         (d) Except for the Intellectual Property identified on Section 3.7(d) of the Seller Disclosure Schedule and except for Intellectual Property relating to the Excluded Assets, there is no Intellectual Property owned by or licensed to Seller or Home Link that is used in the Business or that is otherwise used by Seller or Home Link in the Business.

         Section 3.8 Material Assumed Contracts. (a) Section 3.8(a) of the Seller Disclosure Schedule sets forth a list of each Assumed Contract, as well as each Contract to which Home Link is a party, that exists as of the date hereof and falls within any of the following categories: (i) Contracts pursuant to which payments were made to Seller or Home Link in excess of $50,000 in connection with the Business during the year ended December 31, 2001 or pursuant to which Seller or Home Link is required to be paid in excess of $50,000 in connection with the Business for the year ending December 31, 2002, (ii) indefeasible right of use or similar Contracts, (iii) Contracts establishing joint ventures or partnerships constituting a portion of the Business, including the Partnership Contracts, (iv) Contracts containing covenants which materially limit the freedom of Seller, Home Link or (from and after the Closing) Purchaser to operate the Business in any geographic area,
(v) employment agreements and severance agreements, (vi) Contracts between Seller or Home Link and any of their respective Affiliates providing for annual payments in excess of $50,000 and relating exclusively to the conduct of the Business, (vii) Contracts pursuant to which Seller or Home Link is required to make or is contemplated to receive aggregate payments in excess of $50,000, (viii) Contracts which are otherwise material to the operation of the Business and (ix) all utility attachment or conduit agreements. Section 3.8(a) of the Seller Disclosure Schedule sets forth a list of each Contract, agreement or arrangement pursuant to which Seller or Home Link is obligated or has agreed to make capital expenditures in excess of $50,000 with respect to the Business.

         (b) Each of the Assumed Contracts set forth on Section 3.8(a) of the Seller Disclosure Schedule and each material Contract to which Home Link is a party is in full force and effect as of the date hereof and, except for those Assumed Contracts and Contracts to which Home Link is a party that expire or are terminated in accordance with their terms, will be in full force and effect on the Closing Date. Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, each of Seller, Home Link and, to the knowledge of Seller, any other party thereunder, is not in material default under any Assumed Contract that is set forth on Section 3.8(a) of the Seller Disclosure Schedule or any material Contract to which Home Link is a party. Neither Seller nor Home Link has given any notice, nor, to the best of Seller's knowledge has any written notice been given to Seller or Home Link, with respect to the termination or breach of any rights or obligations of Seller or Home Link, as the case may be, under any Contract set forth on Section 3.8(a) of the Seller Disclosure Schedule. Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, there are no pending or unresolved audits with respect to utility attachment or conduit agreements to which Seller or Home Link is a party.

         Section 3.9 Real Property.

         (a) Except as otherwise disclosed on Section 3.9(a)(i) of the Seller Disclosure Schedule, Seller or Home Link holds fee simple title to those parcels of real property (the "Owned Real Property") shown as being owned by Seller or Home Link on Section 3.9(a)(i) of the Seller Disclosure Schedule, subject only to the Permitted Liens. Except as otherwise disclosed on Section 3.9(a)(ii) of the Seller Disclosure Schedule, Seller or Home Link has a valid leasehold interests in the real property (the "Leased Real Property") leased to Seller or Home Link pursuant to the leases described on Section 3.9(a)(ii) of the Seller Disclosure Schedule (the "Real Property Leases"), subject only to the Permitted Liens. Except as otherwise disclosed on Section 3.9(a)(iii) of the Seller Disclosure Schedule and except for easements or rights-of-way granted pursuant to Licenses, Seller or Home Link holds fee simple title to those material easements and rights of way appurtenant the Leased Real Property or Owned Real Property necessary to conduct the Business on the date hereof (collectively, "Easements" and, together with the Leased Real Property and the Owned Real Property, the "Real Property"), subject only to Permitted Liens. The Real Property includes all the real property interests (other than easements and rights of way granted pursuant to Licenses) necessary to permit Purchaser to conduct the Business as it is being conducted on the date hereof.

         (b) Each Real Property Lease constitutes the entire agreement with the landlord in question and, except as set forth on Section 3.9(a)(ii) of the Seller Disclosure Schedule, is in full force and effect. Neither Seller nor Home Link has been given any notice, nor, has Seller or Home Link received any notice, with respect to the termination or breach of any rights or obligations of Seller or Home Link under any Real Property Lease, the result of which would have a Material Adverse Effect.

         (c) On the Closing Date, the Real Property to the extent owned, leased or otherwise held by Seller shall be transferred to Purchaser in its "as is" condition on the date hereof (ordinary wear and tear excepted and subject to the provision of Section 5.1 hereof), subject to all latent and patent defects, based solely on Purchaser's own inspection, analysis and evaluation of such Real Property. Purchaser acknowledges that it is not relying on any statement or representation that has been made or that in the future may be made by Seller or any of Seller's employees, agents, attorneys or representatives concerning the condition of such Real Property other than those expressly set forth in this Agreement.

         (d) There is no material outstanding asserted or anticipated claim by Seller or Home Link against, or any material unresolved dispute between Seller or Home Link and, any landlord under any Right of Entry Agreement or any right of entry agreement to which Home Link is a party, or any similar Contract to which Seller or Home Link is a party.

         Section 3.10 Licenses.

         (a) Section 3.10(a) of the Seller Disclosure Schedule sets forth all Licenses and applications therefor used by Seller or Home Link to conduct the Business. For each outstanding License, Section 3.10(a) of the Seller Disclosure Schedule includes all information necessary to identify the License including, but not limited to: entity holding the License, the issuing authority, call sign, expiration date, FCC community unit identification number, and geographic area covered.

         (b) Aside from the Licenses specified on Section 3.10(a) of the Seller Disclosure Schedule, there are no other licenses, authorizations, permits, approvals, variances, exemptions, orders, certificates, agreements, easements, rights-of-way or other form of permission, consent or authority of or with a Governmental Entity necessary for Seller or Home Link to operate the Business other than those which are immaterial to the Business.

         (c) Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, each License set forth on Section 3.10(a) of the Seller Disclosure
Schedule is valid and in full force and effect either pursuant to its terms or by operation of law.

         (d) Except as set forth in Section 3.10(d) of the Seller Disclosure
Schedule:

            (i) There is no pending or, to the knowledge of Seller, threatened action by the FCC, any Governmental Entity or any other Person to suspend, revoke, terminate, challenge or modify the Licenses set forth on Section 3.10(a) of the Seller Disclosure Schedule.

            (ii) There is no judicial, administrative or other type of action, suit, complaint, petition, proceeding or challenge pending or, to the knowledge of Seller, threatened against or relating to the Licenses set forth on Section 3.10(a) of the Seller Disclosure Schedule before the FCC, any federal, state or municipal court, any arbitration tribunal or any other Governmental Entity.

            (iii) Neither Seller nor Home Link has received any notice or other communication from the FCC or any other Governmental Entity or any other Person specifying a material default, violation or other problem or issue with respect to a License set forth on Section 3.10(a) of the Seller Disclosure Schedule except where such default, violation or other problem has already been cured.

            (iv) Seller knows of no facts that would establish a reasonable basis for any action described in subsections (a), (b), (c), or (d) hereof.

         Section 3.11 Environmental Matters. Except as set forth on Section
3.11 of the Seller Disclosure Schedule and except as would not have a Material Adverse Effect:

         (a) Seller or Home Link, to the extent related to the Real Property, has obtained those material environmental permits, licenses or approvals required by Law and necessary for the conduct of the Business, and Seller and Home Link are each in compliance with such permits and all other requirements of applicable Environmental Laws;

         (b) neither Seller nor Home Link has received any written notice from any Governmental Entity or any other Person alleging a violation of any Environmental Laws which has not been complied with;

         (c) to the knowledge of Seller, there has been no Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require remediation pursuant to Environmental Laws; and

         (d) the New Jersey Industrial Site Remediation Act is not applicable to any parcel of Real Property.

         Section 3.12 Taxes. Except as set forth in Section 3.12 of the Seller Disclosure Schedule:

         (a) (i) Seller and Home Link have each duly and timely filed, or will so file when due, with the appropriate governmental authorities (or there have been or will be duly and timely filed on its behalf) all material Tax Returns required to be filed by it with respect to the Conveyed Assets or Home Link's assets, and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes with respect to the Conveyed Assets or any of Home Link's assets shown as due on such Tax Returns have been or will be timely paid or are being contested in good faith, and (iii) Seller has duly and timely filed, or will file when due, with the appropriate Governmental Entity (or there have been or will be duly and timely filed on its behalf) all sales and use Tax Returns required to be filed by it and all such sales and use Tax Returns are or will be true, correct and complete in all respects and all sales and use taxes owed by the Seller have been or will be timely paid;

         (b) there are no Tax liens (other than liens for Taxes not yet due and payable) on any of the Conveyed Assets;

         (c) neither Seller nor Home Link is a "foreign person" within the meaning of Section 1445(b) of the Code; and

         (d) there are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return filed by Seller with respect to the Conveyed Assets or by Home Link with respect to its assets.

         Section 3.13 Employee Matters. (a) Section 3.13(a)(i) of the Seller Disclosure Schedule contains a complete and accurate list all of the employees of Seller and Home Link employed primarily in the Business (the "Employees") as of the date specified on such list, showing for each Employee the employer, date of hire, position held, department and work location. None of the Employees is covered by any union, collective bargaining agreement or other similar labor agreement, and since January 1, 1998 no labor representation organization effort has occurred with respect to any of the Employees.

         (b) Section 3.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement, in each case, providing compensation or other benefits to any Employee, maintained, sponsored or contributed to by Seller, Home Link or any ERISA Affiliate (each, a "Seller Benefit Plan").

         (c) Neither Seller, Home Link, nor any of its ERISA Affiliates sponsors, maintains or contributes to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or
Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA. None of Seller or any of its ERISA Affiliates has any outstanding liability, or could reasonably be expected to incur any liability, under Title IV of ERISA or Section 412 of the Code.

         (d) Except as required by Law or as set forth on Section 3.13(b) of the Seller Disclosure Schedule, no Seller Benefit Plan provides any medical, disability or life insurance benefits to any Employees.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any obligation to notify employees of the Business (or any similar obligation) pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Section 2101 et seq., or under any similar provision of any federal or state law, rule, or regulation.

         Section 3.14 Litigation.

         (a) As of the date hereof, except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller in respect of the Conveyed Assets, against Home Link in respect of its assets, or against Seller or Home Link in respect of the conduct of the Business except for routine claims in the ordinary course of business that, individually or in the aggregate, would not result in a Material Adverse Effect. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or Home Link, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby.

         (b) As of the date hereof, except as set forth on Section 3.14(b) of the Seller Disclosure Schedule and subject to receipt of the Required Consents, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets or Home Link's assets that restrict the ownership, disposition or use of the Conveyed Assets, Home Link's ownership, disposition or use of its assets or the conduct of the Business.

         Section 3.15 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated and Communications Equity Associates, LLC, all fees of which shall be paid by Seller in connection with the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         Section 3.16 System Data. As of July 31, 2002, the Systems consisted of at least 79,000 Video Subscribers and at least 12,500 High Speed Subscribers. The Systems are in good repair and structurally sound, with no material defects. There are not less than 108,000 "homes passed" by the Systems within the Territory. At least 18% of the "homes passed" by the Systems are passed by a two-way plant that is rebuilt with electronics capable of forward design band pass of 860 MHz and which is operational at a forward design band pass of 52 to 750 MHz and a reverse design band pass of 5 to 40 MHz, and the balance of such plant is operational at a forward design band pass of at least 450 MHz. As of June 30, 2002, the Systems consisted of not more than 2900 completed and operational plant miles (excluding subscriber drops) of which not more than 925 miles (excluding subscriber drops) are underground. Section 3.16 of the Seller Disclosure Schedule lists each System, and sets forth a complete and correct description of the following applicable information with respect to such System, as of a date no earlier than June 30, 2002 (unless otherwise indicated thereon):

         (a) the channel and bandwidth capacity of such System, the stations and signals carried by such System and the channel position of each such signal and station;

         (b) the Rates for all services provided by such System, all of which Rates are in accordance with rules and regulations of the FCC and the New Jersey Board of Public Utilities and all applicable Licenses;

         (c) the type of services provided for each franchised community to which such System's services currently are provided;

         (d) the number of subscribers and Rates applicable thereto at each level, tier or class of video service within each franchised community and the number of subscribers and Rates applicable thereto at each level, tier or class of high speed data service within each franchised community, in each case as of a date no earlier than the last day of the full calendar month prior to the Closing Date; and

         (e) a list of all Persons receiving complimentary video and/or data services.

         Section 3.17 Partnership Interest. The Partnership Interest is fully paid and nonassessable. There are not now, and at the Closing there will not be, any Liens on, or any agreements or contractual commitments obligating Seller, or restricting Seller's right to transfer, sell, or vote, the Partnership Interest.

         Section 3.18 Retransmission Consents; Must-Carry Elections. Seller or Home Link, as the case may be, and the Systems are in material compliance with all retransmission consents and agreements and all must-carry elections with respect to the Business.

         Section 3.19 Copyright Fee Payment. Seller and Home Link have filed all semi-annual statements of account and paid all compulsory licensing fees in compliance with the Copyright Act of 1976 and the rules of the Copyright Office of the Library of Congress promulgated thereunder.

         Section 3.20 Bonds. Seller and Home Link have posted each bond or other similar security required by any License or utility attachment agreement, each of which is listed on Section 3.20 of the Seller Disclosure Schedule.

         Section 3.21 Overbuild. Except as described on Section 3.21 of the Seller Disclosure Schedule, to the knowledge of Seller there is no existing or planned overbuild in the Territory or of any franchise or license to operate a cable television system within any portion of the Territory which has been issued to a Person other than Seller or Home Link.

         Section 3.22 Home Link Distributions. Home Link has no current obligation to make any distribution under the Partnership Contracts to any of its partners that is past due.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

         Section 4.2 Authority. Subject to receipt of the Required Consents, Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Purchaser of such transactions have been authorized by all requisite limited liability company action on the part of Purchaser and no other authorization of Purchaser or its members is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Purchaser and constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         Section 4.3 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) conflict with or violate any provision of the certificate of formation, operating agreement or other organizational documents of Purchaser,
(ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Purchaser, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser.

         (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the HSR Act, to the extent necessary, (ii) Required Consents and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement by Purchaser.

         Section 4.4 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or related to Purchaser which could affect Purchaser's ability to consummate the transactions contemplated by this Agreement and each Related Instrument. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby.

         Section 4.5 Financing. Purchaser has received a commitment letter, dated as of August 27, 2002, by and between Purchaser and Spectrum Equity Investors III, L.P., SEI III Entrepreneurs' Fund, L.P., SEI III Investment Managers' Fund, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers' Fund, L.P., a copy of which is attached as Exhibit I hereto (the "Spectrum Letter"), which has been executed and delivered by Purchaser and is binding and enforceable according to its terms and conditions. The Spectrum Letter contemplates the execution and delivery of definitive agreements that will provide Purchaser the funds on the Closing Date necessary to consummate the transactions contemplated hereby, satisfy the Rebuild Commitment and support the working capital requirements of the Business (such funds to be provided pursuant to the Spectrum Letter are referred to as the "Financing") subject to and in accordance with the terms and conditions therein. Purchaser has delivered to Seller a copy of any executed commitment letter from a commercial bank promptly following receipt thereof.

         Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         Section 4.7 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the Conveyed Assets, the Assumed Liabilities and the Business and acknowledges that Purchaser has been provided access to the personnel, properties, premises and records of Seller relating to the Conveyed Assets, the Assumed Liabilities and the Business for such purpose. In entering into this Agreement, Purchaser has relied solely upon the express representations, warranties and covenants of Seller set forth in
Article III of this Agreement and set forth in the Related Instruments and Purchaser's own investigation and analysis. Purchaser acknowledges that, except as set forth in Article III of this Agreement, none of Seller or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives. Purchaser acknowledges that, except as expressly set forth in the representations and warranties in Article III of this Agreement and in the Related Instruments, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Business, the Conveyed Assets or the Assumed Liabilities, and that Purchaser is purchasing the Conveyed Assets "where is" (except as described in Section 2.3(d)) and "as is" and "with all faults" as of the date hereof, subject to ordinary wear and tear. Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III of this Agreement and the Related Instruments, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         Section 4.8 Purchaser Qualifications. Subject to obtaining all necessary consents and approvals from applicable Governmental Entities, Purchaser is qualified and able to acquire and hold or control each License under applicable Law, including but not limited to the Communications Act and rules and regulations of the Government Entity that issued such License.

                                  ARTICLE V

                                   COVENANTS

         Section 5.1 Conduct of the Business. During the period from the date hereof to the Closing, except as set forth in Section 5.1 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, or unless Purchaser shall otherwise consent (which consent shall not be unreasonably withheld), Seller shall, and shall cause Home Link to, (x) operate the Business in all material respects in the ordinary course of business consistent with past practice and in accordance with all applicable Laws; (y) use all commercially reasonable efforts to preserve substantially intact the Conveyed Assets, the material assets of Home Link and the Business; and (z) notify Purchaser of any material change in any representation or warranty of Seller and of any Material Adverse Effect. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, (A) except as set forth on Section 5.1 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not and shall not permit Home Link to:

            (i) subject the Conveyed Assets or any Home Link assets to any Lien, other than Permitted Liens;

            (ii) sell, transfer, lease, sublease, license or otherwise dispose of Conveyed Assets or Home Link assets, except for the sale, transfer, lease, sublease, license or other disposition of inventory and obsolete equipment in the ordinary course of business (other than Rebuild Inventory);

            (iii) enter into, terminate or materially amend any material Assumed Contract or any material Contract to which Home Link is a party, except in accordance with Section 5.3 hereof; provided, that Seller will not extend the term of any Real Property Lease other than Real Property Leases which by their terms expire prior to the Closing Date or under which the option to extend would expire prior to the Closing Date;

            (iv) increase the compensation or benefits provided to any Transferred Employee, except for increases in the ordinary course of business and consistent with past practices;

            (v) provide any new or materially change existing service offerings or channel line-ups or reduce Rates;

            (vi) surrender, revoke or otherwise terminate any material License, except in accordance with Section 5.3 hereof;

            (vii) engage in any promotions of services except for those set forth on Section 1.1(d) of the Seller Disclosure Schedule and promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact;

            (viii) incur any material Assumed Liabilities;

            (ix) waive, release or assign any rights of material value in connection with the Business other than in the ordinary course of business; or

            (x) agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (i) through (ix) above;

         and (B) Seller shall, and shall cause Home Link to, (i) provide Purchaser with fifteen (15) days' notice prior to initiating activities to implement any modification of Rates (except with respect to discounts and promotions set forth on Section 1.1(d) of the Seller Disclosure Schedule and discounts or promotions substantially similar thereto (not including the Dish Buy-back Promotion) in economic impact) or billing practices from those in effect as of the date of this Agreement and provide Purchaser with the opportunity to consult with Seller with respect thereto during such fifteen
(15) day period and (ii) subject to the rights of any third parties (including any landlord or landlord mortgagee), use its reasonable commercial efforts to not extend any Real Property Lease that expires prior to the Closing Data for a period in excess of six (6) months following the anticipated Closing Date; provided that Seller shall not be required to incur any costs in connection with this clause (B)(ii).

         Section 5.2 Access to Information; Confidentiality; Cooperation.

         (a) After the date hereof and prior to the Closing, Seller shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to Seller's and Home Link's books and records to the extent directly relating to the Conveyed Assets, Home Link's assets or liabilities, the Assumed Liabilities and the Business (excluding personnel and medical records that Seller is prohibited from disclosing pursuant to any Law or agreement to which Seller is a party), and Seller shall furnish promptly to Purchaser such information in Seller's or Home Link's possession concerning the Conveyed Assets, Home Link's assets or liabilities, the Assumed Liabilities and the Business as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to materially interfere with the operation of the Business; and provided, further, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in complying with any such request by or on behalf of Purchaser other than those expenses that Seller would otherwise be reasonably expected to incur to fulfill its obligations hereunder, so long as Seller shall have obtained Purchaser's written consent prior to incurring any such cost or expense for which it seeks reimbursement. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney client privilege or similar privilege with respect to any litigation to which Seller is a party (except with respect to matters described on Section 2.2(a)(vi) of the Seller Disclosure Schedule), which would violate the terms of any confidentiality or similar provision related to any Excluded Assets or is proprietary in nature and (ii) Seller may redact such portions of its books and records that do not directly relate to the Conveyed Assets, the Assumed Liabilities and the Business.

         (b) From the date of this Agreement until the Closing, information disclosed to Purchaser pursuant to this Agreement (including in the Seller Disclosure Schedule) shall be held as Evaluation Material (as defined in the Confidentiality Agreement, dated as of April 20, 2002, by and between Seller and Purchaser (the "Confidentiality Agreement")) and shall be subject to the Confidentiality Agreement; and Purchaser, in accordance therewith, shall cause its Representatives (as defined in the Confidentiality Agreement) to treat as Evaluation Material all of the information provided by Seller pursuant to this Agreement and not to use such information except in connection with the transactions contemplated hereby and otherwise in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall terminate upon the Closing. Notwithstanding anything to the contrary in this Section 5.2(b) or in the Confidentiality Agreement, nothing shall prohibit the Purchaser from disclosing any information or material to any of Spectrum Equity Investors III, L.P., SEI III Entrepreneurs' Fund, L.P., SEI III Investment Managers' Fund, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., or Spectrum IV Investment Managers' Fund, L.P. (the "Spectrum Entities") nor prohibit any such Spectrum Entity from making any such disclosure to any of its partners; provided, that such information or material is treated as confidential information pursuant to the terms of customary confidentiality arrangements between the Spectrum Entities and such partners, which such arrangements are in place on the date hereof and will be on the Closing Date.

         (c) Following the Closing, for so long as such information is retained by Purchaser (which shall be for a period of at least six years), Purchaser shall permit Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser, to the books, records and personnel relating to the Conveyed Assets, Assumed Liabilities and the Business, to the extent that such access may be reasonably required (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Business, (iii) in connection with any regulatory filing or matter, or
(iv) in connection with any other valid legal or business purpose of Seller (including, without limitation, pursuant to Section 5.17 hereof); provided, that Seller shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request, so long as Purchaser shall have obtained Seller's written consent prior to incurring any such cost or expense for which it seeks reimbursement. Purchaser shall maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing,
(i) Purchaser need not disclose to Seller any information which would violate applicable Law, result in a breach of attorney client privilege on similar privilege with respect to any litigation to which Purchaser is a party, or is proprietary in nature, and (ii) Purchaser may redact such books and records that do not directly relate to the Conveyed Assets, Assumed Liabilities or the Business.

         (d) Following the Closing, for so long as such information is retained by Seller (which shall be for a period of at least six years), Seller shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to the Retained Information to the extent such access may be reasonably required (i) in connection with the preparation of Purchaser's accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Business, (iii) in connection with any regulatory filing or matter, or (iv) in connection with any other valid legal or business purpose of Purchaser; provided, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request. Seller shall maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege, violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Seller is a party and (ii) Seller may redact such portions of the Retained Information that do not directly relate to the Conveyed Assets, the Assumed Liabilities or the Business.

         (e) Following the Closing, Purchaser shall, and shall instruct its employees to, at Seller's request, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Business in existence as of the date of this Agreement or that is brought against Seller or any of its Affiliates at any time after the date of this Agreement; provided, however, that Seller shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request; and provided, further, that such cooperation shall not materially interfere with Purchaser's conduct of its business or with Purchaser's employees' performance of their duties to Purchaser.

         (f) Following the Closing, Seller shall, and shall instruct its employees to, at Purchaser's request, cooperate with Purchaser as may be reasonably required (i) in connection with the investigation and defense of any suit, claim, action, proceeding or investigation set forth on Section 2.2
(a)(vi) of the Seller Disclosure Schedule, (ii) in order to respond to inquiries or requests from Governmental Entities with respect to the conduct of the Business during the period prior to Closing; provided, however, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request; and provided, further, that such cooperation shall not materially interfere with Seller's conduct of its business or with Seller's employees' performance of their duties to Seller.

         (g) Seller will deliver to Purchaser within twenty (20) days after the close of each calendar month (i) a copy of Seller's internally generated monthly programming services report consistent with that set forth on Section 5.2(g) of the Seller Disclosure Schedule and a report of the number of connections and disconnects during such calendar month, (ii) Seller's monthly Convergys billing report for such calendar month, including an accounts receivable aging report and a report indicating monthly credits to subscriber accounts, and (iii) Seller's monthly statements of profits and losses with respect to the Business.

         (h) Prior to the Closing and in anticipation thereof, Purchaser and Seller shall use their best efforts to resolve all open issues in the Transition Services Agreement (including without limitation Annex A thereto) and shall each coordinate and consult with each other with respect to the delivery of services contemplated by the Transition Services Agreement to facilitate the delivery thereof from and after the Closing Date in accordance with the terms set forth therein.

         Section 5.3 Appropriate Action; Consents; Filings.

         (a) Subject to Section 5.3(d) hereof, Seller and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders (including, but not limited to, those required, if any, with respect to transfers of interests in the Real Property) required to (A) be obtained or made by Seller or Purchaser or any of their Affiliates to consummate the transactions contemplated by this Agreement, (B) avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as soon as reasonably possible, or (C) renew or extend, as applicable, each expired License (including Licenses which are beyond their stated expiration dates but remain in full force and effect as a matter of law) and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, in each case, to the extent required by applicable Law, (B) the Communications Act or (C) any other applicable Law. Seller and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Purchaser shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to Seller or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller and Purchaser may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 5.3(a) as "outside counsel only." Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and Seller may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission. Each of Seller and Purchaser shall bear its own costs and expenses in connection with its performance under this
Section 5.3; except that Seller and Purchaser shall split equally (i) filing fees in connection with any required filings or submissions under the HSR Act and (ii) the amount of any fees imposed by the FCC for filing of applications necessary to obtain any of the Required Consents. Purchaser shall not be required to accept any amendment of any Assumed Contract or License or incur any payment obligations to the other party thereto with respect to any such amendment except for requirements to complete the rebuild in a manner consistent with the Rebuild Commitment and other non-material requirements or as may otherwise be expressly contemplated by this Agreement.

         (b) Without limiting Sections 5.3(a) or 5.3(c), but subject to
Section 5.3(d), Purchaser and Seller shall:

            (i) promptly provide to the Federal Trade Commission or Department of Justice, as the case may be, such information as may be requested by the Federal Trade Commission or Department of Justice, as the case may be, and shall cause their respective officers and employees to respond to any information or other requests from the Federal Trade Commission or Department of Justice, as the case may be (including complying with requests for in-person meetings), in connection with the review by the Federal Trade Commission or Department of Justice, as the case may be, of this Agreement and the transactions contemplated hereby; and

            (ii) promptly submit to the FCC and all applicable Governmental Entities (including the New Jersey Board of Public Utilities) all applications, notices and other filings and shall obtain any other approvals or consents necessary to consummate the transactions contemplated hereby and consummate the transfer from Seller to Purchaser of any Licenses used by Seller or change of control over any Licenses held by Home Link to conduct the Business; provided, that Purchaser and Seller shall use their reasonable efforts to jointly prepare and file with the New Jersey Board of Public Utilities a petition for transfer of certificates of approval within the (2) two week period following the date hereof.

         (c) Without limiting Sections 5.3(a) or 5.3(b), but subject to
Section 5.3(d), Purchaser and Seller shall use their respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign or transfer any Conveyed Asset to Purchaser or to novate all obligations and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates with respect to Assumed Liabilities so that, in any such case, Purchaser shall be solely responsible for the Assumed Liabilities.

         (d) Notwithstanding anything in this Agreement to the contrary (including paragraphs (a), (b) and (c) of this Section 5.3), (i) neither Seller nor its Affiliates shall be required to pay any material consideration to any Person or to reimburse Purchaser for any costs or expenses of Purchaser incurred and agreed upon in connection with Section 2.7 or paragraphs (a), (b) and (c) of this Section 5.3; and (ii) neither Purchaser and its Affiliates nor Seller and its Affiliates shall be required to commit to any divestitures, or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason; and (iii) neither Purchaser nor its Affiliates shall be required to pay to any Person or to reimburse Seller for any costs or expenses of Seller in connection with paragraphs (a), (b) and (c) of this Section 5.3, except as otherwise set forth therein.

         Section 5.4 Further Assurances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby.

         Section 5.5 Tax Matters. (a) Periodic Taxes. All personal property and Real Property Taxes and similar ad valorem obligations levied with respect to the Conveyed Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Period"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.

         (b) Without duplication of the representation set forth in Section 3.12(a)(iii), Seller shall be responsible for all New Jersey state sales and use Taxes imposed on Seller for all taxable periods (or portions thereof) ending on or before the Closing Date (provided that sales Taxes imposed as a result of the transactions contemplated by this Agreement shall be payable in accordance with Section 9.5 hereof).

         (c) Tax Cooperation. Without duplication of Section 5.2, Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Conveyed Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes the preparation for any audit by any taxing authority, and the prosecution or defense of any claims, suit or proceeding relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

         Section 5.6 Publicity. Except as otherwise required by applicable Law or applicable stock exchange requirements, prior to the Closing, Purchaser and Seller shall, and each of them shall cause their respective Affiliates, representatives and agents to, use reasonable commercial efforts to cooperate in the preparation of and agree with respect to the content of any press release or public announcement with respect to the transactions contemplated by this Agreement; provided, that each of Seller and Purchaser may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures, press releases or public statements issued pursuant to this Section 5.6 and which do not reveal non-public information about the other party. The parties hereto agree to issue a joint press release in the form which has previously been agreed to by both parties, to announce the execution of this Agreement. The parties agree to issue a joint press release, reasonably acceptable to both parties, to announce the Closing and not to issue any press release or make any other public statement inconsistent with such press release.

         Section 5.7 Certain Provisions Relating to the Transfer. (a) In the event that record or beneficial ownership or possession of any Excluded Asset or Excluded Liability has been transferred to Purchaser on or after the Closing Date, Seller and Purchaser shall use their reasonable best efforts to transfer, or cause to be transferred, to Seller such Excluded Asset or Excluded Liability; and, pending such transfer to Seller, Purchaser shall hold such Excluded Asset or Excluded Liability and provide to Seller all of the benefits and liabilities associated with the ownership and operation of such Excluded Asset or Excluded Liability and, accordingly, Purchaser shall cause such Excluded Asset or Excluded Liability to be operated or retained as may reasonably be instructed by Seller. Seller shall indemnify and hold harmless the Purchaser Indemnified Parties for any Losses resulting from the operation or retention of such Excluded Assets or Excluded Liabilities so long as such operation or retention is in accordance with Seller's instructions.

         (b) Except in respect of Nonassignable Assets (which are the subject of Section 2.7 hereof), in the event that record or beneficial ownership or possession of any Conveyed Asset or any Assumed Liability has not been transferred to Purchaser on the Closing Date, Seller and Purchaser shall cooperate and shall use their reasonable best efforts to transfer, or cause to be transferred, from Seller to Purchaser, such Conveyed Asset or Assumed Liability, and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset or Assumed Liability and provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Asset or Assumed Liability and, accordingly, Seller shall cause such Conveyed Asset or Assumed Liability to be operated or retained as may reasonably be instructed by Purchaser. Purchaser shall indemnify and hold harmless the Seller Indemnified Parties for any Losses resulting from the operation or retention of such Conveyed Assets or Assumed Liabilities so long as such operation or retention is in accordance with Purchaser's instructions.

         Section 5.8 Transferred Employees. (a) Prior to the Closing Purchaser shall offer, or cause to be offered, employment, effective as of the Closing, to any Employee and any other employee employed by the Business (each, a "Designated Employee"); provided that Purchaser may in its sole discretion decline to offer employment to up to eight (8) of the Designated Employees. Such offers of employment shall be on terms and conditions consistent with Purchaser's customary employment policies. Purchaser shall provide written notice to Seller as to which of the Designated Employees, if any, it does not intend to offer employment at least three (3) Business Days prior to the Closing. Designated Employees who accept such offers of employment with Purchaser as of the Closing are referred to herein as the "Transferred Employees." Promptly following the date on which the New Jersey Board of Public Utilities conducts a hearing with respect to the Required Consent within its jurisdiction (and provided that such Required Consent is approved at such hearing) but not more than seven (7) Business Days prior to the anticipated Closing Date, Seller and Purchaser shall jointly conduct a meeting with all Designated Employees to present the separation and hiring process Seller and Purchaser agree shall be associated with the Closing and Purchaser's expected employment and benefits policies (the "Employee Meeting").

         (b) For purposes of determining eligibility to participate in any 401(k) plan made available by Purchaser to Transferred Employees after the Closing and for entitlement to vacation, which shall be in accordance with Purchaser's vacation policy (but not for severance benefits or accrual of pension benefits), service with Seller (and predecessor employers to the extent Seller provides past service credit) shall be treated as service with Purchaser.

         (c) Effective as of the Closing, Purchaser shall be responsible for providing severance benefits to any Transferred Employee who is terminated by Purchaser after the Closing. Such severance benefits (whether provided pursuant to a plan, policy or other arrangement) shall be provided subject to the same terms, conditions and eligibility requirements applicable to similarly situated employees of Purchaser as of the Closing (or, (i) if no such plan, policy or arrangement is in place as of the Closing, then in accordance with the terms of any plan, policy or arrangement as was in existence at any point within one year prior to the Closing or (ii) if no such plan, policy or arrangement was in place within the preceding year, then a minimum of three weeks of base salary as the severance benefit). Such severance benefits shall continue to be available for a period of at least six
(6) months following the Closing.

         (d) Should Purchaser maintain a 401(k) or comparable savings plan, such plan shall accept eligible roll-overs by Transferred Employees.

         (e) Seller shall treat any unused vacation days accrued by Transferred Employees as of the Closing under the applicable vacation policy of Seller, and Purchaser shall have no responsibility or liability with respect to such accrued vacation days.

         (f) Purchaser and Seller shall, to the extent possible, (i) treat Purchaser as a "successor employer" and Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) in accordance with the Alternative Procedure described in Section 5 of IRS Revenue Procedure 96-60, cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing occurs.

         (g) Seller shall be responsible, and Purchaser shall have no responsibility or liability, for providing health care continuation coverage and notice of such coverage to Designated Employees or their eligible dependents, without regard to whether the entitlement to such coverage (or notice of such coverage) arises in connection with the transactions contemplated by this Agreement. Seller's obligations with respect to continuation coverage shall continue for the full continuation coverage period set forth in Section 602(2)(A) of ERISA and in accordance with the applicable Treasury regulations under section 4980B of the Code. Purchaser shall notify Seller as soon as Transferred Employees become eligible and elect to participate under Purchaser's health care plan following the Closing.

         (h) Purchaser shall indemnify and hold Seller Indemnified Parties harmless against all liabilities or obligations, if any, which may arise under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal or state law, rule, or regulation arising as a result of Purchaser's conduct following the Closing.

         Section 5.9 Use of Seller's Trademarks and Logos. The parties agree that during the period from the Closing Date until ninety (90) days after the Closing Date (the "Sell-off Period"), Purchaser shall be entitled to continue to use the name "RCN" or any trade names, trademarks, identifying logos or service marks related thereto or employing the word "RCN" or any part or variation of any of the foregoing or any related trade names, trademarks or logos that are used by Seller or otherwise in the Business (collectively, the "Seller's Trademarks and Logos") solely to the extent that such Seller's Trademarks and Logos are contained, as of the Closing Date, on any Inventory, packaging, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, and other material used in the Business, without any obligation on the part of Purchaser to pay royalties or similar fees to Seller during the Sell-off Period. Purchaser agrees that: (i) immediately upon termination of the Sell-off Period, Purchaser shall cease and desist from all further use of the Seller's Trademarks and Logos and will adopt new trade names, trademarks, identifying logos and service marks which are not confusingly similar to the Seller's Trademarks and Logos; and (ii) except as set forth in this Section 5.9, neither Purchaser nor any of its Affiliates shall make any use of the Seller's Trademarks and Logos. Purchaser shall not use the Seller's Trademarks and Logos in any manner that might dilute, tarnish, disparage or reflect adversely on Seller or the Seller's Trademarks and Logos. Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to remove or change any Seller Trademark or Logo on equipment located on Customers' premises.

         Section 5.10 Contacts with Employees. Without the prior consent of Seller, which consent shall not be unreasonably withheld, prior to the Closing, Purchaser shall not, and shall cause its Representatives (as defined in the Confidentiality Agreement) not to, contact customers of the Business (except for incidental contact), any employees of Seller or its Affiliates, any counterparties (other than Seller) to any Assumed Contracts set forth on the Seller Disclosure Schedule, or any Governmental Entity (other than in connection with any filings made under the HSR Act or in connection with other consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in connection with or pertaining to the transactions contemplated by this Agreement; provided, that this Section 5.10 shall not be construed to prohibit Purchaser from (i) contacting, on an ongoing basis Mike Adams, Craig Wert, John Jones, Phil Passanante, Saroosh Ahmed, Marvin Glidewell, Ralph Canina, Debra Wilson and Keri Colleary in connection with the consummation of the transactions contemplated by this Agreement, or (ii) conducting interviews (x) with the Employee of the Business who occupies the position of General Manager as of the date hereof or any successor thereto or (y) with the Designated Employees following the Employee Meeting, in each case relating to Purchaser's potential employment of such Designated Employee(s).

         Section 5.11 Use of Intellectual Property. Purchaser and its Affiliates shall not, directly or indirectly, disclose to any Person or use any trade secrets or other Intellectual Property of Seller (including information regarding customers, vendors, suppliers, training programs, manuals or materials, technical information, Contracts, systems, procedures, mailing lists, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of Seller's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, or rights to Intellectual Property which Seller licenses from third parties), in any form, whether acquired prior to or after the Closing, that is not a Conveyed Asset, except as provided in Section 5.9 or as contemplated by
Section 5.7(a).

         Section 5.12 Continuation of Certain Accounts. For the two year period following the Closing Date, provided that Seller is and has been in compliance with all provisions of this Agreement, Purchaser agrees to provide, on a complimentary basis, video and data services to up to ten (10) individuals located within the Territory and designated by Seller to Purchaser on or prior to the Closing Date.

         Section 5.13 Covenant Not to Compete, Solicit. (a) Each of Seller and RCN covenant and agree that for a period of five (5) years following the Closing, neither Seller, RCN nor any of their respective Subsidiaries (collectively, the "Seller Parties"), shall, directly or indirectly, acquire any interest in, manage, operate or control any system or other facility or entity providing video, high speed data, or other communications services (whether by cable, digital subscriber line, wireless or any other wireline technology) within the Territory. Notwithstanding the foregoing, nothing contained herein shall prohibit (A) any Seller Party from providing dial-up internet access, voice resale or long distance services within the Territory, provided, that no Seller Party shall engage in any direct marketing targeted at individuals located within the Territory or (B) any acquiror of or successor entity to any Seller Party from engaging in the provision of services of the type described in this Section 5.13 within the Territory; provided, that such acquiring or successor entity shall not (1) use the word "RCN" or any confusingly similar trade names, trademarks or logos in the provision thereof or (2) construct, utilize or maintain any hybrid fiber coax facility within the Territory except for any facility existing prior to the date on which any such entity acquired or became the successor to a Seller Party (exclusive of those fibers to which Seller has access under the IRU Agreement). Notwithstanding anything contained herein, the ownership of securities of any company that is "publicly held" and that do not constitute more than five percent (5%) of the voting rights or equity interests of such entity shall not constitute a violation of this Section 5.13. Within the three
(3) month period following the Closing Date, Seller shall reasonably cooperate with Purchaser in the preparation of joint marketing materials designed to market Purchaser's high speed data business to subscribers to Seller's two-way dial-up internet access that are located within the Territory and conduct a single mailing of such materials to such subscribers, at Purchaser's cost and expense.

         (b) Purchaser, on the one hand, and the Seller and RCN, on the other hand, covenant and agree that for a period of two (2) years after Closing, neither Purchaser and its Affiliates nor the Seller Parties shall directly or indirectly solicit or hire any employee of the other party; provided, however, that the foregoing shall not apply (i) with respect to any employee as to whom conversations were initiated by any Seller Party or Purchaser or its Affiliates, as the case may be, after such employee was discharged from employment with the other party or (ii) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employee(s) of Purchaser and any of its Affiliates or any Seller Party.

         (c) At all times after the Closing, the Seller Parties shall not directly or indirectly communicate, publish or otherwise disclose to any Person other than the Seller Parties or Purchaser, any of their Affiliates or any of their respective officers, directors or representatives subject to confidentiality obligations, or use (whether for any Seller Party's benefit or for the benefit of any other Person), any confidential or proprietary property, knowledge or information relating exclusively to the Business or the Conveyed Assets as of the Closing.

         (d) If any provision of this Section 5.13, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other provisions of this Section 5.13, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any provision of this Section 5.13, or the application thereof, is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such provision shall then be enforceable in its reduced or limited form.

         Section 5.14 Financing.

         Purchaser shall use its reasonable commercial efforts to obtain and effectuate the Financing pursuant to the Spectrum Letter on the terms specified therein.

         Section 5.15 Inventory. Seller agrees that at the Closing, the Inventory will be substantially similar, and of equivalent fair market value, to the Inventory set forth on Section 5.15 of the Seller Disclosure Schedule.

         Section 5.16 Audited Financial Statements. Seller will prepare and cause its auditors, PricewaterhouseCoopers, to audit and certify income statements and related statements of cash flow with respect to the Business for the one (1) full calendar year ended prior to Closing and for the six (6) months ended June 30, 2002 and balance sheets as at June 30, 2002 and December 31, 2001. Such audited statements will be delivered to Purchaser promptly upon completion thereof and, in any event, within one hundred twenty (120) days from the date of this Agreement but in no event less than fifteen (15) days prior to the Closing and will be accompanied by a certification of Seller that they were prepared in accordance with generally accepted accounting principles, are true and correct in all material respects, and fairly present the financial condition and results of operations. Such financial statements and the related audit work papers shall be subject to review, prior to the issuance of such financial statements by Purchaser's auditor, Deloitte & Touche. Purchaser shall promptly reimburse Seller for one-half the cost of the audit pursuant to this Section 5.16 upon receipt from Seller of an invoice with respect thereto. In the event an audit for calendar year 2000 is required by Purchaser following the Closing Date, Seller will cooperate with Purchaser and its accountants in connection with the preparation thereof at Purchaser's cost and expense.

         Section 5.17 Rebuild. (a) Seller shall use its reasonable commercial efforts to cause the Franklin Township and Millstone Borough rebuild of approximately 247 plant miles passing approximately 13,260 homes to be completed prior to Closing or as soon as practicable thereafter in accordance with the specifications and time frames therefor set forth on Section 5.17 of the Seller Disclosure Schedule, including with such plant operating at a forward design band pass of 52 to 750 MHz or greater with electronics capable of a forward design band pass of 860 MHz and a reverse design band pass of 5 to 40 MHz. Purchaser shall have a right to have a representative present at the rebuild site to observe the rebuild activities. Seller will cause its designated rebuild project manager to consult with such representative at such times as such representative may reasonably request during normal business hours. Purchaser shall have the right to do reasonable quality control testing from time to time during construction as well as when any phase of construction is completed. From the date hereof until the completion of the rebuild described in this Section 5.17(a) (the "Completion Date"), Seller shall deliver to Purchaser monthly progress reports regarding the status of the rebuild, which shall include Seller's expenditures (including reasonable charges related to internal labor costs consistent with past practice), together with supporting bills and invoices as they become available, to date in connection with the rebuild. In consideration of Seller's performance under this Section 5.17(a), Purchaser shall pay Seller (x) on or before the tenth
(10th) day following the Closing Date, an amount equal to Seller's actual cost of the rebuild pursuant to this Section 5.17(a) from the date hereof to such date, and (y) on or before the tenth (10th) day following the Completion Date, an amount equal to Seller's actual cost of the rebuild pursuant to this
Section 5.17(a)from the date hereof to the Completion Date minus the amount paid pursuant to clause (x) of this sentence; provided, that, in no event shall the aggregate amount payable to Seller pursuant to this Section 5.17(a) exceed $4,000,000. All amounts payable by Purchaser hereunder shall be paid by wire transfer in immediately available funds to an account designated by Seller.

         (b) The work, and all activities of Seller and/or its contractors in connection with, in furtherance of, or in any way related to the System rebuild pursuant to this Section 5.17 shall be performed in compliance in all material respects with relevant and applicable laws, ordinances, rules and regulations (including occupational safety and health standards) of any Governmental Entity having jurisdiction over any aspect thereof, including, without limitation: (i) all applicable utility construction requirements; (ii) rules, regulations and requirements of the FCC, the Environmental Protection Agency, the United States Department of Transportation and the Federal Aviation Administration; (iii) the National Electric Code of the National Fire Protection Association; (iv) the Cable Communications Policy Act of 1984, as amended; (v) the Telecommunications Act of 1996; (vi) requirements of any applicable utility company pole attachment or joint user agreements; and (vii) requirements of any License covering the area in which the work is to be performed.

         (c) No less than fifteen (15) days prior to the Closing Date and with respect to each Town for which Seller has begun and not completed (or will not complete by the Closing Date) the Phase I rebuild thereof in accordance with the Rebuild Commitment for calendar year 2003, at Purchaser's election by notice in writing to Seller (i) Purchaser and Seller shall use their reasonable commercial efforts to enter into a mutually acceptable arrangement pursuant to which Seller will complete the Phase I rebuild of such Town in accordance with the Rebuild Commitment and Purchaser will pay to Seller within ten (10) days of completion an amount equal to the dollar amount of Seller's actual costs (including reasonable charges related to internal labor costs consistant with past practice) relating thereto, not to exceed 110% of Seller's estimated cost for such rebuild of such Town set forth in the Rebuild Commitment (including costs directly related thereto and set forth on the line item Hillsborough Hub Infrastructure Project (Non Franchise) in the Rebuild Commitment) and (ii) for each such Town with respect to which Purchaser and Seller enter into an arrangement of the type described in the foregoing clause
(i) prior to the Closing Date, the costs relating to the rebuild of such Town shall be excluded from the calculation of Rebuild Adjustment. Notwithstanding the foregoing, in no event shall the aggregate amount payable by Purchaser to Seller pursuant to this Section 5.17(c) and clause (B)(i) of the definition of the Rebuild Adjustment exceed $10 million.

         Section 5.18 Purchase of Home Link Minority Interests. Seller agrees to cooperate with and to assist and support Purchaser in connection with any negotiations Purchaser may have with the remaining Home Link partners for the purchase of their limited partnership interests at or about the date of Closing.

         Section 5.19 Schedule of Retransmission Consents and Must-Carry Elections. Within the ten (10) day period following the date hereof, Seller shall deliver to Purchaser a schedule of retransmission consents and agreements and must carry elections exclusively relating to the Systems, which schedule shall, to Sellers' knowledge, be true and correct in all material respects.

         Section 5.20 Payment of Certain Intercompany Balances. Immediately prior to the Closing, Seller will take all action necessary such that all intercompany receivables, payables, loans and notes then existing between Home Link, on the one hand, and RCN or any of its Subsidiaries (other than the Home
Link), on the other hand, shall be settled. As of the Closing, Home Link shall have no liabilities that would be required to be reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles, except for such liabilities that are included in the calculation of the Proration Payment Amount.

         Section 5.21 2002 Rebuild Commitment. On or prior to December 31, 2002, Seller shall have completed in all material respects its obligation to rebuild the Systems in accordance with the Rebuild Commitment for fiscal year 2002.

         Section 5.22 Home Link 754 Election. At or prior to Closing and only if permitted to do so under the terms of the Partnership Contracts, Seller shall cause Home Link to make a 754 election under the Code.

         Section 5.23 Home Link Taxes. Prior to the Closing, Seller shall make a good faith estimate of Home Link's income for Tax purposes for the year 2002 and any portion of the year 2003 prior to the Closing Date and shall distribute to Home Link's partners cash in an amount sufficient to cover the Taxes due on such income consistent with past practices.

                                  ARTICLE VI

                                  CONDITIONS

         Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

         (a) The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act, to the extent necessary, shall have expired or been terminated; and

         (b) There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

         Section 6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

         (a) The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

         (b) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

         (c) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an officer of Seller, to the effect of
Section 6.2(a) and Section 6.2(b) above;

         (d) Seller shall have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser, evidence that the Required Consents have been obtained or given, as applicable, and are in full force and effect;

         (e) Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 2.6(b) hereof;

         (f) Purchaser shall have received, in each case in form and substance reasonably satisfactory to Purchaser, the consents to the assignment of the Contracts indicated with an "asterisk" on Section 3.3(b)(iii) of the Seller Disclosure Schedule (the "Material Contract Consents"), and no such consent, authorization or approval shall have been revoked;

         (g) There shall be no suit, action, proceeding or investigation pending against either party which challenges the transactions contemplated by this Agreement that would have a Material Adverse Effect; and there shall be no outstanding orders, injunctions or decrees of any Governmental Entity that restrict or restrain the Purchaser's acquisition, ownership, disposition or use of the Conveyed Assets or the conduct of the Business that would, individually or in the aggregate, have a Material Adverse Effect;

         (h) There shall not have occurred a Material Adverse Effect;

         (i) With respect to each Lien or Permitted Lien on the Conveyed Assets that secures a monetary obligation, either (a) Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that such Lien or Permitted Lien, as the case may be, shall have been released at or prior to the Closing or (b) the Purchase Price shall have been reduced in the amount of such monetary obligation, in which case Purchaser hereby agrees to assume such monetary obligation; provided, that, all Liens securing Conveyed Assets pursuant to the terms of any credit facility of any Seller Party shall have been released;

         (j) Purchaser shall have received (i) an opinion from Seller's outside corporate counsel substantially in the form of Exhibit F hereto, (ii) an opinion from Seller's outside regulatory counsel substantially in the form of Exhibit G hereto, (iii) an opinion from Seller's outside counsel with respect to New Jersey state regulatory matters substantially in the form of Exhibit K hereto and (iv) an opinion from Seller's in-house counsel with respect to certain corporate matters substantially in the form of Exhibit L hereto; and

         (k) Seller shall have either (i) obtained all consents necessary to assign the IRU Agreement (including consents from Governmental Entities) to Purchaser in accordance with its terms and Section 2.7(b) hereof or (ii) otherwise arranged to provide Purchaser with substantially the same benefits (and obligations) that Purchaser would have received within the Territory with respect to System connectivity between the head end located in Hillsborough, New Jersey and the hub located in Long Hill, New Jersey under the IRU Agreement had the required consents to the assignment thereof been obtained.

         Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

         (a) The representations and warranties of Purchaser contained in
Article IV of this Agreement shall be true and correct in all material respects (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement;

         (b) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

         (c) Seller shall have received from Purchaser a certificate dated the Closing Date, duly executed by an officer of Purchaser, to the effect of
Section 6.3(a) and Section 6.3(b) above;

         (d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 2.6(c) hereof; and

         (e) Purchaser shall have paid to Seller the Purchase Price in immediately available funds.

                                 ARTICLE VII

                           TERMINATION AND AMENDMENT

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

         (a) mutual written consent of Seller and Purchaser;

         (b) Seller, if the Closing shall not have occurred on or before February 27, 2003 (as may be automatically extended pursuant to this Section 7.1(b), the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Seller if Seller has failed to perform in all material respects its obligations under
Section 5.3 hereof and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date; provided, further, that the Outside Date shall be automatically extended for three sixty
(60) day periods in the event that all conditions to Seller's and Purchaser's obligation to close (other than those conditions which by their nature can only be satisfied at Closing), except for the receipt of Required Consents, have been satisfied or permanently waived;

         (c) Purchaser, if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Purchaser if (i) Purchaser has failed to perform in all material respects its obligations under
Section 5.3 hereof and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date;

         (d) either Seller or Purchaser, if the Closing shall not have occurred on or before August 27, 2003;

         (e) either Seller or Purchaser, if a competent Governmental Entity shall have denied a Required Consent that must be issued by it in order to consummate the transactions contemplated hereby or issued a ruling, order or injunction, or taken any other action which, in any such case, permanently restrains, enjoins, prohibits or prevents consummation of the transactions contemplated hereby and such denial, ruling, order, injunction or other action shall have become final and non-appealable; provided, however, that (i) the right to terminate this Agreement under this Section 7.1(e) shall not be available to a terminating party if the terminating party has failed to perform in all material respects its obligations under Section 5.3 hereof and such failure has been the cause of, materially contributes to or results in, the issuance by the Governmental Entity of such denial, ruling, order, injunction or other action; and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(e) shall have used its reasonable commercial efforts to remove such denial, ruling, order, injunction or other action in all material respects in accordance with Section 5.3 hereof;

         (f) either Seller or Purchaser, if the Federal Trade Commission or Department of Justice, as the case may be, expresses material reservations regarding the approval of Purchaser in connection with the consummation of the transactions contemplated hereby; provided, however, that such party shall have used its reasonable commercial efforts in all material respects in accordance with Section 5.3 hereof to obtain approval by the Federal Trade Commission or Department of Justice, as the case may be, of such party in connection with the consummation of the transactions contemplated hereby;

         (g) either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which has rendered the satisfaction of any conditions contained in Article VI hereof improbable, such violation or breach has not been waived by the terminating party, and the breach has not been cured within 30 days following the terminating party's written notice of such breach; provided, however, that if such breach cannot reasonably be cured within 30 days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(g);

         (h) Seller, if (i) with respect to the Spectrum Letter the financing source party thereto has withdrawn its commitment thereunder or otherwise refuses or fails to close the transaction contemplated hereby and such financing source is not replaced within the earlier of ten (10) days and the day prior to the Outside Date pursuant to a letter, the terms and conditions of which shall be substantially similar to the Spectrum Letter issued by the withdrawing financing source, subject to Seller's approval, which approval shall not be unreasonably withheld ("Replacement Financing"), or (ii) Purchaser has not obtained the Financing or Replacement Financing within the earlier of the ten (10) day period following receipt of written notice from Seller that the conditions set forth in Sections 6.1 and 6.2 hereof and the day prior to the Outside Date (other than those conditions which by their nature can only be satisfied at Closing) have been, or are capable of being, satisfied; or

         (i) Purchaser, if with respect to the Spectrum Letter the financing source thereto has withdrawn the Spectrum Letter or any of its obligations thereunder or otherwise refuses or fails to close the transaction contemplated thereby.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Sections 5.2(b), 7.2, 7.5 and 7.6 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any breach of this Agreement. In the event this Agreement is terminated pursuant to Section 7.1, Purchaser will redeliver all documents, work papers and other materials of Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement. In addition, Purchaser will take any and all steps reasonably required to return, if necessary, any Licenses to the name of Seller or Home Link and correct the records of any Governmental Entity accordingly.

         Section 7.3 Amendment. This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

         Section 7.4 Extension; Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

         Section 7.5 Termination Payment. (a) In the event that this Agreement is terminated by Seller pursuant to Sections 7.1(g) or 7.1(h), or by Purchaser pursuant to Section 7.1(i), the parties shall cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Seller, and in such case the Purchase Price Escrow Amount shall constitute Seller's sole remedy in respect of such termination and any breach of this Agreement by Purchaser.

         (b) In the event that this Agreement is terminated or the transaction fails to close for any other reason, the parties shall, promptly following the termination of this Agreement, cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Purchaser. In no event shall any party be liable for any punitive or consequential damages that may be imposed on or otherwise incurred or suffered by the specified person.

         Section 7.6 Specific Performance. Each Seller Party acknowledges that monetary damages will not constitute an adequate remedy for any breach of any covenant, condition or other obligation contained in this Agreement by such Seller Party, and that Purchaser may, in its sole discretion, apply to a court of competent jurisdiction for an award of specific performance or such other injunctive or other equitable relief as such court may deem appropriate in order to enforce this Agreement or prevent any breach hereof by any Seller Party. Each Seller Party hereby waives any objection it may have to the imposition of specific performance or any other equitable or other injunctive relief that may be granted pursuant hereto, and hereby waives any requirement that Purchaser post any bond or provide other security in connection therewith. Neither specific performance nor any such other injunctive or other equitable relief shall constitute Purchaser's exclusive remedy in the event of any breach hereunder by any Seller Party.

                                 ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

         Section 8.1 Survival Period. The representations and warranties of the parties contained in Articles III and IV hereof shall survive the Closing until the first anniversary of the Closing Date except that Seller's representations and warranties contained in Sections 3.1, 3.2, 3.7(a), 3.9(a), 3.11, 3.12, 3.13(c), 3.17 and 3.19 and Purchaser's representations and warranties contained in Sections 4.1 and 4.2 shall survive for ninety (90) days following the expiration of the applicable statue of limitations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the "Survival Period" with respect to such representation or warranty. The parties intend to shorten the statute of limitations (except with respect to the specific representations and warranties enumerated in the first sentence of this Section 8.1) and agree that no claims may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation and warranty. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms. It is specifically agreed that notwithstanding anything to the contrary contained in any Deed, the representations and warranties contained in Section 3.9 shall survive the Closing, pursuant to this Section 8.1, with respect to the Real Property described therein.

         Section 8.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing

         (a) Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, each of their respective directors, officers, equity holders, partners and employees and their heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") on a net, after Tax basis, from and against judgments, fines, claims, damages, assessments and any actual, out-of-pocket costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") that are imposed on or suffered by Purchaser Indemnified Parties arising out of (i) any breach of, or inaccuracy in, any representation or warranty set forth in
Article III hereof or any representation or warranty in any of the Related Instruments, provided, that in the case of a breach or inaccuracy of Sections 3.7(a) or 3.7(b) hereof, such breach or inaccuracy shall be deemed cured if Seller thereafter promptly transfers to Purchaser assets, rights or other interests which would cure such breach or inaccuracy in all material respects,
(ii) the failure to perform any covenant or agreement of Seller set forth in this Agreement or any of the Related Instruments, (iii) the Excluded Assets,
(iv) the Excluded Liabilities and (v) Purchaser's successful enforcement of any of its rights under this Agreement.

         (b) Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, each of their respective directors, officers, equity holders, partners and employees and their heirs, successors and assigns (collectively, the "Seller Indemnified Parties"), on a net, after-Tax basis, from and against any Losses that are imposed on the Seller Indemnified Parties arising out of (i) any breach of, or inaccuracy in, any representation or warranty set forth in Article IV hereof or any representation or warranty in any of the Related Instruments (if any), (ii) the failure to perform any covenant or agreement of Purchaser set forth in this Agreement or any of the Related Instruments, (iii) the Conveyed Assets,
(iv) the Assumed Liabilities and (v) Seller's successful enforcement of any of its rights under this Agreement.

         (c) All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

         Section 8.3 Indemnification Procedures. (a) All claims for indemnification by any party entitled to indemnification under this Article VIII (an "Indemnified Party") based on or arising from a third party claim shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which a party hereto (the "Indemnifying Party") may be required to indemnify the Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable, but in no event more than 10 days following such Indemnified Party's receipt of notice of such Claim, notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such claim and any relevant facts and circumstances relating thereto (the "Claim Notice"); provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.

         (b) The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim; provided, however, that an election by the Indemnifying Party during such thirty day period not to defend the Indemnified Party against such Claim shall not preclude the Indemnifying Party from electing to consult with respect to the defense of, the Indemnified Party from such Claim at a later time; and provided, further, that any election by the Indemnifying Party to defend a Claim shall not be construed to be an admission as to liability for indemnification hereunder.

         (c) In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings by counsel reasonably satisfactory to the Indemnified Party and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim which is indemnifiable hereunder by the Indemnifying Party without the written consent of the Indemnifying Party, provided that nothing herein shall prevent accurate testimony under oath. The Indemnifying Party may not without the written consent of the Indemnified Party settle or compromise any action or consent to the entry of any judgment; provided, however, that the Indemnifying Party may settle or compromise any action if such settlement or compromise provides for an unconditional release of the Indemnified Party and does not otherwise place any material burden on the Indemnified Party.

         (d) If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control the defense of such Claim. In such case, the Indemnified Party may not without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) settle or compromise such action or consent to the entry of any judgment. The Indemnified Party shall cooperate with the Indemnifying Party, including giving the Indemnifying Party and its counsel reasonable access to the personnel, business records and other documents relating to the defense of such Claim and permitting consultations with the counsel and other advisors of the Indemnified Party.

         (e) Notwithstanding anything to the contrary contained in this Agreement, in the event that any fact, event or circumstance which results in an adjustment to the Purchase Price (including in calculating the Post-Closing Adjustment) would also constitute a breach or inaccuracy of any of Seller's representations, warranties, covenants or agreements under this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to such breach or inaccuracy.

         Section 8.4 Limitation of Liability. (a) Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify any Indemnified Party against any Losses with respect to a Claim shall be limited to claims for indemnification with respect to which the Indemnified Party has given to the Indemnifying Party a Claim Notice within the applicable Survival Period as set forth in Section 8.1.

         (b) In no event shall Seller be liable for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate of all Losses which are incurred or suffered by the Purchaser Indemnified Parties exceeds $750,000, in which case the Purchaser Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; provided, however, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) in an aggregate amount in excess of $30,000,000; and, provided, further, that such limitations shall not apply to the specific representations and warranties enumerated in Section 8.1 or to claims arising out of fraud.

         (c) Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be liable for any Losses to the extent that the Losses suffered by the Indemnified Party result from any improper or tortious act or omission by the Indemnified Party or its Subsidiaries, directors, officers, equity holders, partners, employees and their heirs, successors or assigns or to the extent that the Indemnified Party or its Subsidiaries, directors, officers, equity holders, partners, employees and their heirs, successors or assigns fail to take reasonable and prudent action to mitigate any Losses.

         (d) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of
(i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit receivable by the Indemnified Party with respect to such Losses.

         Section 8.5 Other Matters. (a) From and after the Closing, Seller and Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party) agree, to the fullest extent permitted by applicable Law, that, with respect to this Agreement, the Related Instruments, the Conveyed Assets, the Business and the Assumed Liabilities:
(i) none of Seller or its Affiliates, or any of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives or their heirs, shall have any liability or responsibility whatsoever to Purchaser or any of its Affiliates, or any of their respective directors, officers, equity holders (except to the extent of distributions from Seller), partners, employees, Affiliates, successors, assigns, agents, advisors or representatives or their heirs, except that the foregoing limitation shall not apply with respect to Seller to the extent Seller has liability for indemnification to Purchaser Indemnified Parties pursuant to the terms and conditions of this Article VIII and, provided further, that such limitations shall not relieve equity holders or partners to the extent they receive a distribution from Seller; and (ii) none of Purchaser or its Affiliates, or any of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives or their heirs, shall have any liability or responsibility whatsoever to Seller or any of its Affiliates, or any of their respective directors, officers, equity holders, partners, employees, Affiliates, successors, assigns, agents, advisors or representatives or their heirs, except that the foregoing limitation shall not apply with respect to Purchaser to the extent Purchaser has liability for indemnification to Seller Indemnified Parties pursuant to the terms and condition of this Article VIII; provided, however, that the foregoing shall not apply with respect to information which is deemed by this Agreement to be "Evaluation Material" under the Confidentiality Agreement, such information being subject to all of the rights and remedies available to Seller thereunder. Each party hereto (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party) hereby waives all statutory, common law and other claims with respect thereto. Without limiting the generality of the foregoing, Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party) agrees that with respect to any Losses or other losses and damages under any Environmental Law that may be incurred by any Purchaser Indemnified Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Purchaser Indemnified Parties, and Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party) hereby waives and relinquishes, on behalf of itself and the other Purchaser Indemnified Parties and their respective Affiliates, and each of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives and heirs, any and all rights, claims, or remedies such Person may have under any Environmental Laws, as presently in force or hereafter enacted, promulgated, or amended (including, without limitation, under the Comprehensive Environmental Response Compensation and Liability Act, or any similar state or local law) or at common law.

         (b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement by Seller or Purchaser for any special, incidental, punitive, consequential or similar damages (including damages for lost profits) in any claim or proceeding by Seller or Purchaser against the other arising out of or relating to a breach or alleged breach of any representation, warranty, covenant or agreement under this Agreement by the other.

         (c) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.

         (d) At the Closing, the Purchaser shall deliver the Indemnification Escrow Amount to the Escrow Agent in accordance with Section 2.3(b) hereof (the "Indemnification Escrow Fund"), to be managed pursuant to the Indemnification Escrow Agreement. The Indemnification Escrow Fund shall be disbursed as follows, subject to certain set aside rights: (i) to the Purchaser to pay for any Post-Closing Adjustment owed to the Purchaser pursuant to Section 2.4, (ii) to the Purchaser to pay for Losses any Purchaser Indemnified Party is entitled to be indemnified for pursuant to this Article VIII, (iii) upon payment of any Post-Closing Adjustment, the amount in the Indemnification Escrow Fund in excess of the sum of $17,000,000 plus interest earned on such $17,000,000 shall be disbursed to Seller, (iv) upon expiration of the six month anniversary of the Closing Date, the amount in the Indemnification Escrow Fund in excess of the sum of $14,000,000 plus interest earned on such $14,000,000 shall be disbursed to the Seller and (v) upon expiration of the one-year anniversary of the Closing Date, the remaining amount in the Indemnification Escrow Fund plus interest earned thereon shall be disbursed to the Seller.

                                  ARTICLE IX

                                 MISCELLANEOUS

         Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement or the Related Instruments shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

         (a) if to Seller, to:

                                  RCN Telecom Services, Inc.
                                  c/o RCN Corporation
                                  105 Carnegie Center
                                  Princeton, NJ 08540-6215
                                  Telephone:  (609) 734-3806
                                  Facsimile:  (609) 734-3830
                                  Attention:  John J. Jones

                                  with a copy to:

                                  Skadden, Arps, Slate, Meagher & Flom LLP
                                  Four Times Square
                                  New York, New York  10036
                                  Telephone: (212) 735-3000
                                  Facsimile:  (212) 735-2000
                                  Attention:  Howard L. Ellin

         (b) if to Purchaser, to:

                                  Patriot Media & Communications CNJ, LLC
                                  c/o Patriot Media & Communications, LLC
                                  35 Mason Street
                                  Greenwich, CT 06830
                                  Telephone:       (203) 622-8999
                                  Facsimile:       (203) 622-6544
                                  Attention:       Steven J. Simmons

                                  with a copy to:

                                  Brown Raysman Millstein Felder & Steiner LLP
                                  900 Third Avenue
                                  New York, New York  10022
                                  Telephone:       (212) 895-2000
                                  Facsimile:       (212) 895-2900
                                  Attention:       Stanley E. Bloch

                                  and

                                  Spectrum Equity Investors
                                  One International Place, 29th Floor
                                  Boston, MA  02110
                                  Telephone:       (617) 464-4601
                                  Facsimile:       (617) 464-4600
                                  Attention:       Robert A. Nicholson

                                  with required copies to:

                                  Goodwin Procter LLP
                                  Exchange Place
                                  53 State Street
                                  Boston, MA  02109
                                  Telephone:       (617) 570-1000
                                  Facsimile:       (617) 523-1231
                                  Attention:       Laura C. Hodges Taylor, Esq.

         Section 9.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

         Section 9.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Seller Disclosure Schedule, the Related Instruments and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         Section 9.5 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Related Instruments. Purchaser and Seller shall each be responsible for the timely payment of one-half all transfer, sales, registration, excise and similar Taxes, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, provided that Purchaser shall pay all mortgage recording and similar Taxes in connection with any financing obtained by Purchaser. Purchaser shall prepare and in a timely manner file all returns in respect of such Taxes; provided, however, that any such returns shall be subject to the approval of Seller, which approval shall not be unreasonably withheld.

         Section 9.6 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.1, such service to become effective ten (10) days after such mailing.

         Section 9.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED INSTRUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either of the parties hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of Purchaser, Seller may (in whole or in part) transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of Seller, provided that Seller remains liable for its obligations hereunder; and provided, further that without the consent of Seller (i) either prior to any filing with a Governmental Entity with respect to a Required Consent or following the Closing Date, Purchaser may assign its rights and obligations hereunder to any entity in which Steven
J. Simmons has day-to-day management control, as long as Purchaser remains secondarily liable for its obligations hereunder, and (ii) following the Closing Date, Purchaser may collaterally assign its rights hereunder to any bank or other financing institution in connection with Purchaser's financing arrangements.

         Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.10 Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 9.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

         Section 9.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

         Section 9.13 Bulk Sales Laws. Purchaser waives compliance by Seller with any bulk sales or similar Laws applicable to the transactions contemplated hereby.

         Section 9.14 Disclosure. Any matter disclosed in any section of the Seller Disclosure Schedule shall be considered disclosed with respect to each other section of the Seller Disclosure Schedule and with respect to each of the representations and warranties contained in Article III hereof.

         Section 9.15 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.


         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.


                               RCN TELECOM SERVICES, INC.



                               By:      /s/ David McCourt
                                        David McCourt
                                        Chairman and CEO


                               RCN CORPORATION (but only with respect
                                to Sections 5.13 and 7.6 hereof)



                               By:      /s/ David McCourt
                                        David McCourt
                                        Chairman and CEO


                               PATRIOT MEDIA & COMMUNICATIONS CNJ, LLC

                               By: Patriot Media Holdings LLC, its Sole Member


                               By:      /s/ Robert A. Nicholson
                                        Robert A. Nicholson
                                        Its Duly Authorized Signatory